UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only
☒	Definitive Proxy Statement		(as permitted by Rule 14a-6(e)(2))
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

SOTHEBY’S

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SOTHEBY’S
NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS
TO BE HELD MAY 6, 2008

To the Shareholders of
 SOTHEBY’S

The Annual Meeting of Shareholders of SOTHEBY’S (the “Company”) will be held on Tuesday, May 6, 2008, at the Company’s offices located at 1334 York Avenue, New York, New York, at 11:00 a.m., local time, for the following purposes:

1. To elect eleven (11) directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified;

2. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008; and

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 24, 2008 as the record date for determining the shareholders that are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.

By Order of the Board of Directors MICHAEL I. SOVERN, Chairman
New York, New York April 9, 2008

SHAREHOLDERS WHO DO NOT INTEND TO BE PRESENT AT THE MEETING IN PERSON ARE REQUESTED TO SIGN AND DATE THE ENCLOSED PROXY AND TO RETURN IT IN THE ACCOMPANYING ENVELOPE OR TO VOTE BY TELEPHONE OR BY INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ON THE PROXY CARD IN ORDER THAT THE NECESSARY QUORUM MAY BE ASSURED. ANY PROXY MAY BE REVOKED IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE MEETING.

SOTHEBY’S
1334 York Avenue
New York, New York 10021

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 6, 2008

ANNUAL MEETING AND RELATED INFORMATION

What is the purpose of the Annual Meeting?

At the Sotheby’s (the “Company”) 2008 Annual Meeting of Shareholders (including any adjournment or postponement, the “Meeting”), shareholders will consider and vote upon:

•	The election of eleven (11) directors (“Proposal 1”).

•	A proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008 (“Proposal 2”).

Why am I receiving this Proxy Statement?

The Company is delivering this proxy statement to you in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Company, for use at the Meeting to be held for the purposes described in the accompanying Notice of Annual Meeting. The Company expects to mail this Proxy Statement and the accompanying materials on or about April 9, 2008.

Who is entitled to vote?

Shareholders of record of the Company’s common stock, par value $0.01 per share, as of the close of business on March 24, 2008 (the “Record Date”). At the close of business on the Record Date, 67,940,703 shares of the Company’s common stock, sometimes referred to in this proxy statement as “shares,” were outstanding. Each share of the Company’s common stock is entitled to one vote.

How do I vote my shares?

You may vote your shares by completing the accompanying proxy card and returning it in the enclosed envelope. In addition, you may vote by telephone or via the Internet pursuant to the instructions contained in the proxy card.

What is the effect of my completing and returning the proxy card?

A valid proxy from a shareholder will be voted as specified in each proxy card at the Meeting. Any shareholder giving a proxy in the proxy card provided or by telephone or the Internet, pursuant to instructions contained in that card, retains the power to revoke the proxy by written notice to the Company at any time prior to its exercise.

How will my shares be voted by the proxies?

Unless a shareholder provides contrary instructions on the proxy card, all shares represented by valid proxy cards received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR Proposals 1 and 2. The Company knows of no business other than that set forth above to be transacted at the Meeting, but if other matters requiring a vote do arise, it is the intention of Michael I. Sovern, William F. Ruprecht and William S. Sheridan, the persons named in the proxy card to whom you are granting your proxy, to vote in accordance with their judgment on such matters.

Can I vote in person at the Meeting?

Yes. Please note, however, that attendance at the Meeting alone will not result in the revocation of your proxy unless you affirmatively indicate at the Meeting that you intend to vote your shares in person.

What constitutes a “quorum” for the transaction of business at the Meeting?

The holders of the number of shares possessing a majority of the shares entitled to vote at the Meeting, present in person or by proxy, constitute a quorum for the Meeting.

How many votes are needed to approve a Proposal?

For Proposal 1, the election of directors, a plurality of the votes cast at the Meeting is required to elect each of the nominees for director. The approval of Proposal 2 requires the affirmative vote of a majority of the votes cast by the shareholders present in person or represented by proxy and entitled to vote.

Abstentions and broker non-votes (where a broker or nominee is not permitted to vote on a matter without specific instructions from the beneficial owner) are not counted as votes cast on any matter to which they relate, but are counted in determining the presence of a quorum. Proposals 1 and 2 are considered routine matters for which brokers may vote without specific instructions from the beneficial owner.

Abstentions and broker non-votes have no effect on the outcome of Proposal 1 or Proposal 2.

Who is paying the costs of this proxy solicitation?

The Company is paying the costs of this proxy solicitation. Following the mailing of proxy solicitation materials, proxies may be solicited by directors, officers and employees of the Company and its subsidiaries personally, by telephone or otherwise. Such persons will not receive any fees or other compensation for such solicitation. In addition, the Company will reimburse brokers, custodians, nominees and other persons holding shares for others for their reasonable expenses in sending proxy materials to the beneficial owners of such shares and in obtaining their proxies.

ANNUAL REPORT

The Annual Report on Form 10-K of the Company for the year ended December 31, 2007, which includes financial statements audited by Deloitte & Touche LLP, independent registered public accounting firm, and their report thereon dated February 27, 2008 is being mailed with this Proxy Statement to each of the Company’s shareholders of record at the close of business on March 24, 2008. ALSO, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2007, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE SENT TO ANY SHAREHOLDER, WITHOUT CHARGE, UPON WRITTEN REQUEST TO INVESTOR RELATIONS, 1334 YORK AVENUE, NEW YORK, NEW YORK 10021.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 6, 2008

The Notice of Annual Meeting, this Proxy Statement, and the Annual Report to Shareholders are available at the following website address: http://investor.shareholder.com/bid/proxy.cfm.

PROPOSAL 1—ELECTION OF DIRECTORS

The Nominating and Corporate Governance Committee of the Board of Directors has recommended to the Board, and the Board has nominated, the eleven incumbent directors to be elected at the Meeting. The Company’s shareholders elect directors by a plurality of the votes cast at the Meeting. Directors serve until the next annual meeting and until their respective successors have been elected and qualified.

The shares represented by the enclosed Proxy, if given and unless otherwise specified, will be voted by the persons named as proxies for the election of the following eleven individuals nominated by the Board of Directors. The principal occupation and certain other biographical information regarding each nominee are also set forth below.

Name	Age	Year First Elected A Director
John M. Angelo	66	2007
Michael Blakenham	70	1987
The Duke of Devonshire	63	1994
Allen Questrom	68	2005
William F. Ruprecht	52	2000
Michael I. Sovern	76	2000
Donald M. Stewart	69	2003
Robert S. Taubman	54	2000
Diana L. Taylor	53	2007
Dennis M. Weibling	56	2006
Robin G. Woodhead	56	2000

Mr. Angelo became a director of the Company in April 2007. Since 1988, he has served as the Chief Executive Officer of Angelo, Gordon & Company, a privately-held registered investment advisor dedicated to alternative investing, of which he is a co-founder and for which he oversees all fund management. Between 1970 and 1988, Mr. Angelo served in a number of positions with L.F. Rothschild & Company, the last of which was as Senior Managing Director and a member of its Board of Directors.

Lord Blakenham became a director of the Company in 1987. From 1983 to 1997, he was Executive Chairman of Pearson plc, a British media company serving worldwide information, education and entertainment markets, and served as the non-executive Chairman of MEPC plc, a commercial real estate investment and development company, from 1993 to 1998. Lord Blakenham is currently a director of LaFarge SA and from 2001 to 2005 was the President of the British Trust for Ornithology. From 1997 to 2003, he served as Chairman of the Board of Trustees of the Royal Botanical Gardens, Kew and has also served as Chairman of Japan 2001, a Japanese cultural festival, and as a director of the UK-Japan 21st Century Group. Lord Blakenham currently serves as a Councilor on the Mid Suffolk District Council and is Chairman of Suffolk Together, a newly formed political party.

The Duke of Devonshire CBE, formerly Marquess of Hartington, became a director of the Company in September 1994 and assumed the role of Deputy Chairman of the Company in April 1996. In March 2008, he was appointed as the next Chancellor of the University of Derby, England. In 2007, the Duke became a Trustee of the Wallace Collection, a major London fine arts museum, and the Storm King Arts Center in New York and a Patron of the Sheffield Botanical Gardens Trust. In 2006, he became a Trustee of the Sheffield Galleries & Museums Trust. Since 1997, the Duke has served as Chairman of and Her Majesty’s Representative at Ascot Racecourse, which is managed by the Ascot Authority, of which he has served as a Trustee since 1982. In 1997, he was made a Commander of the British Empire (CBE) for “services to horseracing”. The Duke of Devonshire assists in the management of family estates in England, including Chatsworth, and in Ireland as well as of The Devonshire Arms (Bolton Abbey) Limited, which operates three luxury hotels in England. He also oversees the Devonshire Collection, a world-renowned private art collection.

Mr. Questrom became a director of the Company in December 2004. He is a member of the Board of Directors of Wal-Mart Stores, Inc. and AEA Investors and is a Senior Advisor for Lee Equity Partners. From 2000 to December 2004, he was the Chairman and Chief Executive Officer of J.C. Penney Company. Between May 1999 and January 2001, Mr. Questrom served as Chairman of the Board of Barneys New York, Inc., a fashion retailer, and between May 1999 and September 2000, as Chief Executive Officer and President of that company. Previously, Mr. Questrom was Chairman and Chief Executive Officer of Neiman Marcus and also has served as Chairman and Chief Executive Officer of Federated Department Stores, Inc.

Mr. Ruprecht became a director and the President and Chief Executive Officer of the Company in February 2000 and served as Executive Vice President of the Company and Managing Director of Sotheby’s North and South America from February 1994 until February 2000. From 1992 to February 1994, he served as Director of Marketing for the Company worldwide and also oversaw a number of specialist departments. From 1986 to 1992, Mr. Ruprecht served as Director of Marketing for Sotheby’s,

Inc. In 2008, he became a Trustee of the University of Vermont and, in 2007, Mr. Ruprecht became a Trustee of The Historical Society of the Town of Greenwich, Connecticut.

Mr. Sovern became a director and Chairman of the Board of the Company in February 2000 and is President Emeritus and the Chancellor Kent Professor of Law of Columbia University. Since 1960, he has been a professor of law at Columbia University and served as the President of Columbia University from 1980 until 1993. Mr. Sovern is a member of the Board of Directors of Comcast Corporation. He also has served as the President of the Shubert Foundation since 1996 and is the Honorary Chairman of the Japan Society and the Chairman Emeritus of the American Academy in Rome.

Mr. Stewart became a director of the Company in April 2003. He is Visiting Professor, Harris School of Public Policy of the University of Chicago and served as the President and Chief Executive Officer of The Chicago Community Trust from 2000 until July 2004 and as President of that organization until 2005. From 1999 to 2000, Mr. Stewart served as Senior Program Officer and Special Advisor to the President, Carnegie Corporation of New York and from 1987 to 1999, he was the President of The College Board, the association of high schools and colleges. He served as President and Chief Executive Officer of Spelman College from 1976 to 1987. Mr. Stewart was also a director of The New York Times Company and The Campbell Soup Company.

Mr. Taubman became a director of the Company in August 2000. He is chairman, president and chief executive officer of Taubman Centers, Inc. Mr. Taubman joined the Taubman organization in 1976, was elected executive vice president in 1984, chief operating officer in 1988, president and chief executive officer in 1990 and chairman in 2001. He has headed Taubman Centers and served on its board of directors since the company’s initial public offering in 1992. Mr. Taubman is a member of the board of directors of Comerica Incorporated. He serves as a director of the Real Estate Roundtable in Washington, D.C., as a trustee of the Urban Land Institute (ULI) and on the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT). He is on the Board of Directors of Detroit Renaissance. Mr. Taubman is the founding chairman of ULI’s Detroit Regional District Council and a member and past trustee of the International Council of Shopping Centers. Mr. Taubman serves as a member of the Board of Directors of Beaumont Hospitals, a trustee of the Skillman Foundation, and a trustee of the Cranbrook Educational Community, where he is chairman of the audit committee. He is a member of the Board of Directors of SEMCOG (Southeastern Michigan Council of Governments). Mr. Taubman is the immediate past chairman of the Michigan campaign drive for the United Negro College Fund. He is also a member of the United States Travel and Tourism Promotion Advisory Board, which was formed in 2003 to assist the U.S. Department of Commerce in attracting international visitors to the United States.

Ms. Taylor became a director of the Company in April 2007. In April 2007, she joined Wolfensohn & Co., an investment banking firm, as Managing Director. From June 2003 to March 2007, Ms. Taylor served as Superintendent of Banks for the State of New York, a position to which she was appointed by Governor George Pataki. Prior to her appointment, she held a number of senior government and private sector positions, including Chief Financial Officer of the Long Island Power Authority and Vice President of KeySpan Energy. From 1980 to 1996, Ms. Taylor was an investment banker. She worked at Smith Barney, Harris Upham, Lehman Brothers and Donaldson Lufkin & Jenrette before joining M.R. Beal & Co. as a founding partner. Ms. Taylor serves on several not-for-profit boards, including ACCION International, the International Women’s Health Coalition, the Mailman School of Public Health and The After School Corporation. She is a member of the Council on Foreign Relations.

Mr. Weibling became a director of the Company in May 2006. Since 2004, he has served as the Managing Director of Rally Capital, LLC, a private equity fund that is a wholly-owned subsidiary of Teledesic Corporation, of which he is a director. Mr. Weibling currently serves as a board member of several companies in which Rally Capital has invested: World Wide Packets Telecom Transport Management Inc., Telesphere Networks Ltd., and SinglePoint Communications, Inc. From October 1993 to December 2001, he served as President of Eagle River, Inc. and then as Vice Chairman of Eagle River Investments until November 2003, both being ventures of the family of Keith W. McCaw. Beginning in 1999, Mr. Weibling served as a director of Nextel Partners, Inc. and Nextel Communications, Inc. until their respective mergers with Sprint Corporation in 2005 and 2006. Until

2003, he served on the board of XO Communications. Mr. Weibling also serves on the board of Seattle Pacific University.

Mr. Woodhead became a director of the Company in February 2000. Since 1998, he has served as an Executive Vice President of the Company and, during 2006, was appointed Chief Executive, Sotheby’s International. He previously served as Chief Executive, Sotheby’s Asia (from 1999 to 2006), and as Chief Executive, Sotheby’s Europe (from 1998 to 2006). Mr. Woodhead was Co-Managing Director, Sotheby’s Europe from January until December 1998. From 1992 until 1997, he was the Chief Executive of the London Commodity Exchange.

It is not contemplated that any of the nominees will be unable or unwilling to serve; however, if any nominee is unable or unwilling to serve, it is intended that the shares represented by the Proxy, if given and unless otherwise specified therein, will be voted for a substitute nominee or nominees designated by the Board of Directors.

MANAGEMENT

Executive Officers

Officers of the Company are appointed by the Board of Directors and serve at the discretion of the Board. The executive officers of the Company (including certain officers of certain principal subsidiaries and divisions) are listed below as well as biographical information for each person, unless that person has been nominated for a director position, in which case such executive officer’s biography is contained under the caption “Proposal 1—Election of Directors”:

Name	Age	Present Title
Susan Alexander	54	Executive Vice President and Worldwide Head of Human Resources
George Bailey	54	Managing Director, Sotheby’s Europe
Richard C. Buckley	45	Executive Vice President, Global Client Development
Maarten ten Holder	37	Managing Director, Sotheby’s North and South America
Gilbert L. Klemann, II	57	Executive Vice President, Worldwide General Counsel and Secretary
Diana Phillips	61	Executive Vice President and Worldwide Director of Press and Corporate Affairs
William F. Ruprecht	52	President and Chief Executive Officer
William S. Sheridan	54	Executive Vice President and Chief Financial Officer
Dr. David Ulmer	51	Senior Vice President and Chief Technology and Strategy Officer
Bruno Vinciguerra	45	Executive Vice President and Director of Global Business Development
Daryl S. Wickstrom	46	Managing Director, Global Auction Division
Robin G. Woodhead	56	Executive Vice President and Chief Executive, Sotheby’s International
Mitchell Zuckerman	61	Chairman, Sotheby’s Financial Services, Inc. and President Sotheby’s Ventures, LLC

Ms. Alexander was appointed Executive Vice President and Worldwide Head of Human Resources of the Company in October 2004. From January 1986 to October 2004, she served as Senior Vice President and Worldwide Head of Human Resources of the Company and has been employed by the Company since 1984.

Mr. Bailey became the Managing Director of Sotheby’s Europe in 1994. Since 1979, he has served in a number of different executive positions with Sotheby’s.

Mr. Buckley was appointed Executive Vice President, Global Client Development, of the Company in September 2007, having previously served as the Managing Director of Sotheby’s North American regional auction business from January 2002 until September 2007. From 1999 to 2002, he served in various senior executive positions, including as Managing Director of Sothebys.com. Mr. Buckley also served as head of marketing operations for Sotheby’s North America from 1996 to 1999, having joined the Company in 1989.

Mr. ten Holder became Managing Director of Sotheby’s North and South America in September 2007. He previously served as Deputy Managing Director of Sotheby’s North America from 2006 to September 2007 and as Deputy Managing Director of Sotheby’s Milan, Italy office between 2002 and 2006. Between 1996 and 2002, Mr. ten Holder held various positions with the Company’s European subsidiaries.

Mr. Klemann joined the Company in February 2008 as Executive Vice President, Worldwide General Counsel and Secretary. Prior to joining the Company, he served as Senior Vice President and General Counsel of Avon Products, Inc. from January 2001 until December 2007. During 2000, he was Of Counsel to the international law firm of Chadbourne & Parke LLP, and, from 1998 to 1999, he was an Executive Vice President of Fortune Brands, Inc. (formerly American Brands, Inc.), with responsibilities that included corporate development, legal and administrative functions. Between 1991 and 1997, Mr. Klemann served as the Senior Vice President and General Counsel of American Brands, Inc. and previously was a partner in Chadbourne & Parke LLP, where he was a member of the Management Committee. He is a director of North American Galvanizing & Coatings, Inc. and is a former director of Alliance One International, Inc.

Ms. Phillips became an Executive Vice President of the Company in October 2004. She became Worldwide Director of Press and Corporate Affairs in 1988 and was promoted to Senior Vice President in 1990. She joined Sotheby’s in 1985 as Manager of Corporate Information for Sotheby’s North America. Prior to joining Sotheby’s, she was with Hill & Knowlton, the international public relations firm.

Mr. Sheridan was appointed Executive Vice President and Chief Financial Officer of the Company in February 2001, having served as Senior Vice President and Chief Financial Officer of the Company between November 1996 and February 2001. From 1987 until November 1996, Mr. Sheridan was a partner at the accounting and consulting firm of Deloitte & Touche LLP. Mr. Sheridan also serves as a director of Alliance One International, Inc.

Dr. Ulmer became Senior Vice President and Chief Technology and Strategy Officer of the Company in 2006, having previously served as Senior Vice President and Chief Technology Officer since January 2000. He served as Senior Vice President of Information Technology from June 1997 until January 2000.

Mr. Vinciguerra, an Executive Vice President of the Company since January 2007, was appointed to the additional position of Director of Global Business Development of the Company in February 2008. From January 2007 to February 2008, he was the Director of New Initiatives of the Company. Mr. Vinciguerra previously served as the General Manager of Dell Western Europe from 2003 to 2006 and as the General Manager of Dell Southern Europe from 2000 to 2003. From 1998 to 2000, he was Senior Vice President, Strategic Planning of The Walt Disney Company. From 1994 to 1997, he was a vice president and partner of Bain and Co., where he had been employed since 1986.

Mr. Wickstrom became the Managing Director of Sotheby’s Global Auction Division in January 2002. In 2001, he was appointed Director of Strategic Projects of the Company, having previously served as a Senior Vice President and Associate General Counsel of the Company since 1996.

Mr. Zuckerman has been Chairman of Sotheby’s Financial Services, Inc. since 2007 and President of Sotheby’s Venture, LLC since 1997. From 1988 to 2007, he was President of Sotheby’s Financial Services, Inc.

CORPORATE GOVERNANCE

Board of Directors Generally

Board of Directors Meetings and Attendance. The Board of Directors of the Company met six times during 2007. Each director attended at least 75% of the meetings of the Board and the committees of the Board on which he or she served during the applicable time period.

Annual Meeting Attendance by Directors. With respect to the Annual Meeting, the Company expects all Board members to make every effort to attend but also recognizes that unavoidable scheduling conflicts and special individual circumstances need to be taken into account in applying this policy. All of the Board members standing for reelection at the Company’s 2007 Annual Meeting of Shareholders attended that meeting.

Board Sessions of Non-Management Directors. As required by corporate governance rules of the New York Stock Exchange, Inc. (“NYSE”) on which the Company’s common stock is listed, the non- management directors of the Board of Directors meet at regularly scheduled executive sessions without management. The chairman of these sessions is Mr. Sovern, the Company’s Chairman of the Board.

Board Committees

Audit Committee

The primary purpose of the Audit Committee of the Board of Directors is to assist the Board in fulfilling its responsibility for the integrity of the Company’s financial reports. In carrying out its purpose, the Committee serves as an independent and objective monitor of the Company’s financial reporting process and internal control systems, including the activities of the Company’s independent registered public accounting firm and internal audit function. The Audit Committee met four times during 2007. Its current members are Mr. Weibling (Chairman), Lord Blakenham, Mr. Questrom and Ms. Taylor.

The Company’s Board of Directors has determined that all members of the Audit Committee are financially literate under applicable NYSE corporate governance rules. In addition, the Board has determined that Dennis M. Weibling meets the definition of “audit committee financial expert” contained in applicable rules of the Securities and Exchange Commission (“SEC”) and also has the requisite financial and accounting expertise required under NYSE rules.

The Audit Committee operates under a charter that conforms to applicable SEC and NYSE rules.

Compensation Committee

Generally. The Compensation Committee undertakes the responsibilities of the Board relating to the compensation of the Company’s employees and, in particular, the compensation of the Company’s Chief Executive Officer and other executive officers. Its prime responsibilities are to review, evaluate and approve the Company’s compensation and other benefit plans, policies and programs. The Compensation Committee operates under a charter that conforms to applicable NYSE rules. Pursuant to this charter, it may form and delegate any of its powers and responsibilities to one or more subcommittees. Currently, the committee does not have any subcommittees. The Compensation Committee met six times during 2007. Its current members are Mr. Taubman (Chairman), Mr. Angelo and Mr. Stewart.

Determination of Named Executive Officer Compensation. The Company’s President and Chief Executive Officer, William F. Ruprecht, plays a role in recommending and determining the compensation of senior executives, including that of the other Named Executive Officers in this proxy statement. In addition, the Company’s Executive Vice President and Worldwide Head of Human Resources, Susan Alexander, makes recommendations regarding senior executive compensation as requested by the Compensation Committee. See “Compensation Discussion and Analysis” below for further information regarding this process.

Use of Outside Compensation Consultants. In 2007, the Compensation Committee retained the independent compensation consulting firm Semler Brossy Consulting Group, LLC to analyze the

Company’s incentive compensation programs and to recommend structural changes to these programs based on that analysis. During 2005 and 2006, the committee retained the nationally recognized compensation consultant Frederic W. Cook & Co. to analyze the compensation packages of the Named Executive Officers and to make recommendations regarding these individuals’ compensation, particularly in comparison to identified peer group companies. With respect to one Named Executive Officer, Mr. Woodhead, the committee retained the internationally recognized compensation consultant Watson Wyatt Worldwide to perform such services. These services were provided in part to assist the committee in structuring employment and severance arrangements entered into during 2006 with several Named Executive Officers, including the Chief Executive Officer. Other than Semler Brossy, none of these firms provided services regarding 2007 Named Executive Officer compensation decisions. The committee did however consider the 2005-2006 studies in making those decisions. The Compensation Committee directly engaged these consultants to provide these services and other related services. See “Compensation Discussion and Analysis” below for detailed information regarding the use of compensation consultants by the Committee.

In addition, as authorized by the Compensation Committee, the Company has retained the following internationally recognized outside consultants in connection with other executive compensation matters as noted: Hewitt Associates for deferred compensation plan-related advice, Aon Consulting, Ltd. for United Kingdom pension matters, and PricewaterhouseCoopers for tax advice and analysis.

Executive Committee

The Executive Committee considers and takes certain corporate action in between regularly scheduled meetings of the Board of Directors. Frequently, the committee takes action pursuant to internal Company corporate governance rules to approve significant loan and auction guaranty transactions. The committee met three times in 2007 and took action by unanimous written consent on 14 occasions, after briefing of individual committee members by the appropriate executive officers. The committee members generally consulted with each other on these occasions by telephone. Its members are Mr. Sovern (Chairman), the Duke of Devonshire and Mr. Ruprecht.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the Board in identifying individuals qualified to become Board members and recommends director nominees to be nominated by the Board to stand for election as directors at each annual meeting of shareholders of the Company and to fill vacancies on the Board. In past years, the Company, at the request of the committee, has retained a nationally recognized search firm to assist it in identifying qualified director candidates. Since the 2007 annual meeting of shareholders, there have not been any vacancies on the Board, nor has the Board deemed it desirable to expand its size.

The following are a number of the key attributes that the committee seeks when evaluating Board candidates:

•	Mature judgment

•	Financial or management experience

•	Demonstrated interest or experience in the fine art and collectibles field

•	Independence from management

•	Business development or marketing experience

In striving to create an appropriately diverse Board, the committee recognizes that some of these attributes may be more important than others for new director candidates, depending on the composition of the Board at any given time.

The committee will consider shareholder nominations of appropriate candidates for director in accordance with the stated requirements. See “Procedures for Director Nominations by Shareholders” below. The committee will evaluate such candidates as it does candidates identified by other means.

The committee is responsible for recommending to the Board appropriate Corporate Governance Guidelines applicable to the Company. In early 2008, the Board delegated to the committee the power to implement, oversee and modify the Company’s Related Party Transactions Policy recently adopted by the Board. This committee met three times in 2007. Its current members are Mr. Sovern (Chairman), Mr. Questrom, Mr. Stewart and Ms. Taylor.

The Nominating and Corporate Governance Committee operates under a charter that conforms to applicable SEC and NYSE rules.

Compensation Committee Interlocks and Insider Participation

The directors who served as members of the Compensation Committee during 2007 were: Mr. Angelo (since May 2007), Steven Dodge (until May 2007), Mr. Taubman and Mr. Stewart. None of the members of the Compensation Committee during 2007 had any of the relationships requiring disclosure under this caption nor did any Company executive officer have any of the relationships requiring disclosure under this caption.

Director Independence and Governance Guidelines

Generally. NYSE corporate governance rules require, among other things, that the Board of Directors determine that a majority of a company’s directors are “independent” under those rules. To determine whether a particular director is independent, the Board has examined the various relationships of each director to the Company as required by NYSE rules.

Categorical Standards. As permitted by these rules, the Board has adopted the following categorical standards to identify immaterial relationships with the Company that would not disqualify a director from being deemed independent:

1. The director has received, or an immediate family member has received, during any twelve-month period within the last three years, $100,000 or less in direct compensation from the Company, other than director and committee fees and pension or other deferred compensation for prior service, so long as that compensation is not contingent on continued service;

2. The Director or an immediate family member is a partner, shareholder or officer of a law firm or other professional service firm that has received less that $100,000 in fees from the Company in any single fiscal year during the preceding three years;

3. The Company has made a contribution to a tax exempt organization of which the director or any immediate family member serves as a trustee, director or executive officer and such contributions, for any single fiscal year during the preceding three years, have not exceeded $100,000;

4. During any single fiscal year within the last three years, the director, an immediate family member, or a company Controlled by any of them was indebted to the Company, or the Company was indebted to any such person, and either the total amount of such indebtedness did not exceed $100,000 or such indebtedness consists of a loan made in the ordinary course of the Company’s art lending business on substantially the same terms as those prevailing at the time for a similarly situated person who is not a director. “Controlled” means a company of which the director or immediate family member beneficially owns a majority of the outstanding voting securities; or

5. During the last three years, the director or an immediate family member has purchased or sold property through the Company or its affiliates, so long as such purchases or sales were at public auction or in private transactions in the ordinary course of the Company’s business on substantially the same terms as those prevailing at the time for a similarly situated person who is not a Director.

For purposes of the foregoing standards, an “immediate family member” includes a director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home. When applying the look-back provisions in these standards, individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated will not be deemed to be “immediate family members.”

Board Independence Determinations. Upon reviewing each director’s relationships with the Company, after considering all applicable NYSE rules and the stated categorical standards, the Board of Directors has determined that all directors other than the Duke of Devonshire and Messrs. Ruprecht and Woodhead meet these categorical standards and are independent under NYSE rules. The Duke of Devonshire is not independent because of the annual consulting fee he receives from the Company, and Messrs. Ruprecht and Woodhead are not independent as they are, respectively, the President and Chief Executive Officer and an Executive Vice President of the Company.

The Board of Directors has determined that each current member of the Audit, Compensation and Nominating and Corporate Governance Committees is independent under NYSE rules.

Corporate Governance Guidelines

As required by NYSE rules, the Company has adopted Corporate Governance Guidelines concerning board sessions without management, director education and other matters.

Ethical Conduct

For many years, the Company has had Compliance Policies applicable to all employees. These cover such issues as ethical conduct, conflicts of interest and related party transactions, maintenance of confidentiality of Company and client information and compliance with laws, including specific policies regarding observing export/import, money laundering, data protection and antitrust laws. The Company has an international Compliance Department led by a Worldwide Director of Compliance with responsibility for regularly providing Compliance Policy training to all relevant employees, auditing compliance with the Compliance Policies and assisting the Company and its employees in interpreting and enforcing the Compliance Policies. To comply with NYSE rules regarding ethical conduct, the Company has incorporated many of these policies in its Code of Business Conduct and Ethics, which is applicable to the Company’s directors, officers and employees.

In lieu of reporting any amendments to or waivers with respect to this Code as they may affect or be granted to the Chief Executive Officer, the Chief Financial Officer, other executive officers, and certain other senior financial officers on SEC Form 8-K, the Company will promptly disclose any such amendments or waivers by posting information concerning any amendment or waiver on the Company’s website, www.sothebys.com. No such amendments or waivers occurred during 2007.

In addition, the Board has adopted a Related Party Transactions Policy to provide a more focused procedure for evaluating potential and existing Company transactions with affiliates such as directors and executive officers. See “Certain Relationships and Related Transactions-Related Party Transactions Policy” below.

Procedures for Director Nominations by Shareholders

A shareholder who desires to recommend a director candidate should forward the candidate’s name and qualifications to the Secretary of the Company at 1334 York Avenue, New York, New York 10021 and must include the information required by Section 1.13 of the Company’s By-Laws, which requires information regarding the recommending shareholder as well as the candidate. In order for a candidate to be eligible for election as a director at the 2009 Annual Meeting of Shareholders, the Secretary must receive the required submission no earlier than February 4, 2009 and no later than March 6, 2009, subject to modification if the 2009 annual meeting occurs more than 30 days before or more than 60 days after May 6, 2009 as provided in Section 1.l3 of the Company’s By-Laws.

Availability of Corporate Governance Documents

Copies of the Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter, Corporate Governance Guidelines, and Code of Business Conduct and Ethics are available on the Company’s website, www.sothebys.com. In addition, shareholders may obtain a copy of any of these documents by writing to the Company’s Investor Relations Department at 1334 York Avenue, New York, New York 10021.

Communications with Directors

Shareholders and other interested parties may communicate with the Board of Directors, including the Chairman of the Board and the non-management directors, individually or as a group, by sending written communication to the directors c/o the Company’s Worldwide General Counsel, 1334 York Avenue, New York, New York 10021. All such communications will be reviewed by the Worldwide General Counsel, or his designee, to determine which communications will be forwarded to the directors. All communications will be forwarded except those that are solicitations or otherwise relate to improper or irrelevant topics, as determined in the sole discretion of the Worldwide General Counsel or his designee. The Worldwide General Counsel shall maintain copies of all such communications received and forwarded to the Board of Directors and shall report to the Board on the number and nature of communications not forwarded.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists information regarding the beneficial ownership of the Company’s common stock as of March 24, 2008, the most recent practicable date for the calculation of the ownership table, by (i) each director of the Company; (ii) each Named Executive Officer of the Company; (iii) all executive officers and directors of the Company as a group; and (iv) each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding shares of common stock. In compiling the table, the Company has relied upon information supplied by such persons and upon information contained in SEC filings.

Under applicable rules of the Securities Exchange Act of 1934 (the “Exchange Act”), a person is deemed to beneficially own shares of common stock if that person directly or indirectly has or shares voting power or investment power with respect to those shares. Except as indicated in the footnotes to the table, the individuals and entities named in the table have sole voting and investment power with respect to all shares of common stock that they respectively own beneficially.

Under applicable Exchange Act rules, a person is also deemed to beneficially own shares that the person has the right to acquire within sixty (60) days. For example, if an individual owns options to acquire 1,000 shares of common stock and those options are or would be exercisable on or before May 24, 2008, that individual will also be deemed to own those 1,000 shares of common stock as of March 24, 2008, the record date.

Each owner of unvested shares of common stock (“Restricted Stock”) issued under the Company’s Amended and Restated Restricted Stock Plan (the “Restricted Stock Plan”), whether directly through that plan or through the Company’s Executive Bonus Plan, has the right to vote those shares and receive dividends, if any, with respect to those shares but does not have the right to sell, or otherwise transfer those shares until vesting has occurred.

Directors, Executive Officers and 5% Shareholders	Common Stock
	Number of Shares		Percent of Class
John M. Angelo	26,040	(1)	*
Angelo, Gordon & Co 245 Park Avenue New York, NY 10167
Ariel Capital Management, LLC	7,146,608		10.52%
200 E. Randolph Drive, Suite 2900 Chicago, IL 60601
George Bailey	45,018	(2)	*
Sotheby’s 34-35 New Bond Street London, W1 2AA England
The Bank of New York Mellon Corporation	3,410,792		5.02%
One Wall Street, 31st Floor New York, NY 10286

Directors, Executive Officers and 5% Shareholders	Common Stock
	Number of Shares		Percent of Class
Michael Blakenham	23,836	(3)	*
1 St. Leonard’s Studios Smith Street London SW3 4EN England
Duke of Devonshire	34,536	(4)	*
Sotheby’s 34-35 New Bond Street London, W1 2AA England
Allen Questrom	4,961	(5)	*
Sotheby’s 1334 York Avenue New York, New York 10021
Rainier Investment Management	4,232,188		6.23%
601 Union Street, Suite 2801 Seattle, Washington 98101
William F. Ruprecht	764,206	(6)	1.12%
Sotheby’s 1334 York Avenue New York, New York 10021
William S. Sheridan	129,794	(7)	*
Sotheby’s 1334 York Avenue New York, New York 10021
Michael I. Sovern	8,429		*
Sotheby’s 1334 York Avenue New York, New York 10021
Donald M. Stewart	9,911	(8)	*
The Harris School of Public Policy The University of Chicago 1155 East 60th Street, Room 150 Chicago, Illinois 60637
Robert S. Taubman	289,410	(9)	*
200 East Long Lake Road Bloomfield Hills, Michigan 48304
Diana L. Taylor	1,040	(10)	*
Wolfensohn & Co. 1350 Avenue of the Americas, 29th Floor New York, New York 10019
Dennis M. Weibling	12,132	(11)	*
Rally Capital, LLC 2365 Carillon Point Kirkland, Washington 98033
Robin G. Woodhead	130,887	(12)	*
Sotheby’s 34-35 New Bond Street London, W1 2AA England
Mitchell Zuckerman	36,778	(13)	*
Sotheby’s 1334 York Avenue New York, New York 10021
Directors and Executive Officers as a Group	1,903,754	(14)	2.79%

*	Represents less than 1%.

(1)

Consists of 25,000 shares of common stock owned by Mr. Angelo as well as 1,029 deferred stock units (“Deferred Stock Units”) issued under the Company’s 1998 Stock Compensation Plan for Non- Employee Directors, as amended and restated, and 10.65 dividend equivalent rights (“Dividend Equivalent Rights”) issued with respect to Deferred Stock Units owned by him.

(2)	Consists of 1,526 shares of common stock owned by Mr. Bailey and 43,492 shares of unvested Restricted Stock.

(3)

Consists of 3,305 shares of common stock owned by Lord Blakenham as well as 20,013 Deferred Stock Units and 517.70 Dividend Equivalent Rights issued with respect to the Deferred Stock Units owned by him, which automatically convert to an equal number of shares of common stock when a director holding these units terminates service on the board.

(4)

Consists of 14,005 shares of common stock owned by the Duke of Devonshire as well as 20,013 Deferred Stock Units and 517.70 Dividend Equivalent Rights issued with respect to the Deferred Stock Units owned by him.

(5)	Consists of 4,858 Deferred Stock Units and 102.56 Dividend Equivalent Rights issued with respect to the Deferred Stock Units owned by Mr. Questrom.

(6)

Consists of 51,975 shares of common stock owned by Mr. Ruprecht, 558,064 shares of unvested Restricted Stock and 154,167 shares of common stock that he has the right to acquire upon exercising options (“Option Stock”).

(7)

Consists of 12,262 shares of common stock owned by Mr. Sheridan; 115,532 shares of unvested Restricted Stock; and 2,000 shares of Option Stock deemed to be owned by his wife, for which Mr. Sheridan disclaims any beneficial ownership.

(8)	Consists of 1,000 shares of common stock owned by Mr. Stewart as well as 8,713 Deferred Stock Units and 197.90 Dividend Equivalent Right issued with respect to the Deferred Stock Units owned by him.

(9)

Consists of 12,821 shares of common stock owned by Mr. Taubman’s grantor trust; 14,928 Deferred Stock Units and 351.61 Dividend Equivalent Rights issued with respect to the Deferred Stock Units owned by him; 5,500 shares of common stock for which. Mr. Taubman is the custodian for the benefit of his four minor children; 1,000 shares of common stock, which his wife owns; and 254,809 shares of common stock owned by Taubman Investments LLC (“TILCC”). Mr. Taubman does not have voting or dispositive control over the shares owned by TILLC, which are pledged as security for a loan, and disclaims any beneficial ownership of such shares beyond the pecuniary interest he has in TILCC.

(10)	Consists of 1,029 Deferred Stock Units and 10.65 Dividend Equivalent Rights issued with respect to the Deferred Stock Units owned by Ms. Taylor.

(11)

Consists of 2,096 Deferred Stock Units and 36.36 Dividend Equivalent Rights issued with respect to the Deferred Stock Units owned by Mr. Weibling and 10,000 shares of common stock owned by Eagles Wings LLC, which are pledged in connection with margin account agreements and over which Mr. Weibling has sole voting and dispositive power as managing member.

(12)	Consists of 10,323 shares of common stock owned by Mr. Woodhead, 110,564 shares of unvested Restricted Stock, and 10,000 shares of Option Stock deemed to be owned by him.

(13)	Consists of 1,214 shares of common stock and 35,564 shares of unvested Restricted Stock owned by Mr. Zuckerman.

(14)	See above notes.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Introduction

Described below are Sotheby’s compensation philosophies and policies concerning its named executive officers, or NEOs, listed in the Summary Compensation Table following this Compensation Discussion and Analysis, or CD&A. These NEOs consist of the company’s Chief Executive Officer, or CEO, Chief Financial Officer, or CFO, and its three other most highly compensated executive officers.

Sotheby’s Objectives for NEO Compensation

Objectives Relevant to 2007 Compensation

The Compensation Committee of the Board of Directors, or the Committee, identified the following key objectives in implementing the NEO compensation program for 2007, which are substantially the same as those that were applicable to 2006:

•	Market-Based Pay

NEO compensation should be consistent with pay practices at comparable companies. Although Sotheby’s is a unique global organization, with no public directly comparable peers in its business, the Committee worked with its primary compensation consultant, Frederic W Cook & Co., Inc., or Cook, during 2005 and 2006 to develop compensation data for NEOs at public companies in several related sectors and with similar financial metrics. These sectors include professional service, luxury goods, retail, and apparel companies. Recognizing the unique nature of Sotheby’s business is also essential as it requires executives who can operate effectively in multiple highly complex and global markets.

•	Pay Variable with Performance

NEOs should be provided with an incentive to exceed annual individual and company performance goals through an increased emphasis on variable pay. Though market realities dictate that base salaries be competitive, Sotheby’s has moved towards basing a greater proportion of its NEOs’ compensation on the achievement of measurable individual and company results. By increasing variable pay as a percentage of total compensation, Sotheby’s can better align executive compensation with value delivered to its shareholders. This limits fixed costs and also results in higher pay occurring only in years when merited by high performance. Limiting fixed costs provides fiscal stability for the Company, which operates in a cyclical global art market.

•	Retentive Features of Incentive Pay Programs

Incentive programs should promote retention of high performing executives. A mix of compensation opportunities that includes fixed short term as well as performance-related short, medium and long term incentives tied to measurable results is important to motivate, reward and retain executive talent.

•	Alignment of Executives and Shareholders

Sotheby’s emphasis on restricted stock grants with performance vesting requirements for key senior executives increases the alignment of the interests of executives and shareholders.

•	Affordability of Compensation

Compensation amounts should not exceed what a company can reasonably afford. Sotheby’s regularly measures its total compensation for all employees against a variety of financial metrics, including Company revenues, pre-tax earnings and earnings before interest, taxes, depreciation and amortization (“EBITDA”), to ensure that compensation levels remain appropriate. For a discussion of how the Company calculates EBITDA, see “Supplemental Financial Information” at the end of this Proxy Statement.

Because the Committee does not view these objectives as permanent or necessarily of equal weighting, it continues to review its philosophy and believes it is important for this philosophy to evolve as a part of good governance practice to reflect the development of the Company’s business over time.

2008 NEO Compensation Philosophy: Individual Performance Focus

While this CD&A focuses primarily on the Committee’s reasoning behind its 2007 NEO compensation program, it is important also to explain recent shifts in the Committee’s philosophy that will have an impact on its 2008 NEO compensation decisions.

In mid-2007, the Committee began reviewing the entire Company incentive compensation program to determine whether objectives such as those described above were being met by the program, not only for NEOs but for all employees. This was done in conjunction with a strategic planning process that has led to the decision that the overall strategy of the Company should be increasingly client- focused. To assist it in this evaluation, the Committee retained the independent consulting firm Semler Brossy Consulting Group, LLC, or Semler. While the company has always taken individual performance into account in its incentive compensation decisions, the Committee concluded from the Semler study that the existing compensation scheme was too heavily weighted on payment for companywide performance rather than individual performance.

At the NEO level, for example, the Executive Bonus Plan, or EBP, as described below, has rewarded participants based on the achievement by the Company of predetermined net income targets. The Semler study indicated that the Company’s compensation program could more accurately reward elements of performance important to the Company’s success in implementing its strategic plan by shifting towards a greater emphasis on individual performance.

The Committee views this as desirable because rewarding individuals with a focus on company-wide performance does not adequately take into account the differences in the performance of business units or divisions and the individuals who manage them.

Consistent with its strategic plan, as part of this emphasis on individual performance, the Committee will be examining client satisfaction as a key factor in compensation determinations. As a fine art auctioneer and provider of related services, the Company’s relationships with collectors, museums, dealers and others in the art world community are paramount. These relationships are fostered often through the efforts of individual executives.

As a result of this shift in performance focus, a number of major changes are being implemented in the Company’s compensation program for 2008 applicable not only to NEOs but to all employees. The impact of the transition from the current compensation program to the new program for 2008 is discussed in detail in the “Implementing the New Compensation Philosophy for 2008” section in this CD&A.

The Elements of NEO Compensation and the Decision-Making Process

For 2007, the Committee continued to use a compensation program for NEOs comprised of six categories:

1. Short term cash compensation

•	Base salary

•	Annual cash incentive bonus—based on achievement of pre-determined annual individual, unit and company performance goals

•	Performance-based bonus—based on achievement of pre-determined annual company financial performance goals

2. Medium term equity compensation

•	Discretionary restricted stock awards with a four year vesting period

3. Medium term performance-based equity compensation

•	Restricted stock awards based on achievement of pre-determined annual company financial performance goals with a three year vesting period

4. Long term performance-based equity compensation

•	Restricted stock awards vesting only upon the achievement of pre-determined cumulative three and five year company financial performance criteria.

5. Retirement benefits compensation

•	Pensions

•	Other deferred compensation

6. Perquisites and personal benefits

As further described below under “Implementing the New Compensation Philosophy for 2008”, these elements will change somewhat as part of the transition to the Committee’s new philosophy focused on individual performance for 2008 and beyond.

Short Term Cash Compensation

Salary

Each NEO receives a base salary to provide regular income to the executive. Base salary is the foundation for each NEO’s compensation package and is payment for the services performed, regardless of the Company’s success. Accordingly, base salary is only one component of the compensation package. Other components, including annual cash incentive bonuses and equity awards, allow for a range of compensation levels based on company and individual performance.

The annual base salary for William F. Ruprecht, Sotheby’s CEO, is presently set for the next three years under his 2006 employment arrangement.

In 2007, the base salaries for each of the other NEOs remained unchanged from 2006, which is consistent with the increased emphasis on objective performance-based compensation for the NEO compensation program over the past few years. Commencing in 2008, Mr. Woodhead’s base salary was increased from from 262,350 to 300,000 in accordance with the recent amendment of his service agreement, which is the first increase in his base salary in nearly eight years. For further discussion of this and other NEO employment arrangement amendments, see “Employment and Related Arrangements” below.

The Committee has set the NEO base salaries based on levels of responsibility and historical individual performance as well as expected future potential, all of which have subjective aspects. In addition during 2006, the Committee referred to studies completed for it by Cook and, in the case of Mr. Woodhead, Watson Wyatt, to obtain guidance regarding base salary at a large number of other companies for NEO positions. These studies are described below under “Outside Compensation Consultants.”

Annual Cash Incentive Bonus

The Company bases its annual cash incentive bonuses for NEOs upon the achievement of both Company and individual performance objectives. These bonuses, however, are not based on fixed formulas tied to objective performance goals set in advance. These bonuses are paid from a bonus pool approved by the Committee.

The Company has an annual review process for each NEO for these bonuses. The Committee reviews the performance of William Ruprecht, the Company’s CEO. As part of this process, Mr. Ruprecht prepares for the Committee a written list of accomplishments for the prior year based on the annual objectives established by the Committee in the first quarter of that year. The Committee reviews and discusses these accomplishments with Mr. Ruprecht. Susan Alexander, the Company’s Executive Vice President and Worldwide Head of Human Resources, provides context regarding the CEO’s performance as requested by the Committee. For each other NEO, Mr. Ruprecht individually reviews that NEO’s performance with the Committee and recommends to the Committee the individual bonus awards and modifications to future compensation, in consultation with Ms. Alexander.

If all personal objectives are met, an NEO is entitled to receive 100% of the bonus target amount, subject to satisfactory Company financial performance. Depending on both Company profitability and individual performance, the NEO can receive a multiple of his bonus target if he exceeds his objectives. However, the Company’s program for 2007 included a cap of 150% of the bonus target amount for NEOs who participated in the Executive Bonus Plan, which is described in the next section. From time to time, the Committee has increased or decreased the recommended bonus amounts. The annual cash incentive bonuses are paid in the early part of the calendar year following the year to which the bonus relates.

2007 was an extraordinarily successful year for the Company worldwide. The Company’s adjusted net income exceeded 2006 by approximately 91% and also greatly exceeded the Company’s internal financial plan for 2007. For a discussion of how the Company calculates adjusted net income as well as a non-GAAP reconciliation table, see “Supplemental Financial Information” at the end of this Proxy Statement.

As a result of the record profitability of the Company for 2007, the Committee decided that it was appropriate to award bonuses exceeding the 150% cap to certain EBP participants based on their individual performance. The NEOs each received bonuses in the range of 250% of the maximum bonus target amount. The Committee believes this to be fair and reasonable as the NEOs collectively have functioned as the Company’s senior-most management team for a number of years, guiding the Company from difficult times during the earlier part of the decade to record profits in the past two years.

In addition, as leader of the NEO team and the Company, Mr. Ruprecht has distinguished himself, not only as a chief executive but also as a developer of client relationships worldwide. Although his employment arrangement provides for an incentive bonus cap of 200% of bonus target, in recognition of his outstanding performance in 2007, the Committee also has awarded him a special cash bonus of $500,000. The Committee believes this type of special award is occasionally appropriate in order to reward and encourage unusually strong individual performance by an NEO and recognize his important contribution to overall Company performance.

Under the Company’s new 2008 incentive compensation philosophy, there will no longer be a distinction between this type of bonus and the performance-based bonus (see the next section) that until this year was issued under the EBP. A single bonus program with cash and restricted stock elements sharing some similarities with the current EBP performance-based bonus program will effectively replace the two existing programs. See “Implementing the New Compensation Philosophy for 2008” below for further information about these changes.

Performance-Based Bonus

The Company pays performance-based cash compensation only if the Company meets objective performance criteria set in advance. Under the Company’s Executive Bonus Plan, or EBP, a small group of eligible senior executives, including certain NEOs, may receive awards based on the fulfillment of objective performance criteria established by the Committee during the first quarter of each year. To date, the Committee has based these bonuses on Company net income, as adjusted for certain non-recurring items. A participant is eligible to receive a performance bonus only if the Company achieves the minimum level of net income for the applicable year. The Company will pay higher bonus amounts if net income exceeds various threshold levels above the base level. The measuring period for the performance standard is one fiscal year. This EBP performance-based cash bonus is paid in the early part of the year following the year to which the bonus relates.

The Company’s net income substantially exceeded the maximum EBP payout threshold for 2006, and, accordingly, the Committee materially increased the various payout thresholds for 2007 from 2006 levels. Nevertheless, 2007 net income greatly exceeded the 2007 performance thresholds due to the Company’s continued exceptional financial success in 2007.

Medium Term Equity Compensation

This category of awards covers discretionary restricted stock grants under the Restricted Stock Plan. Because these awards vest over time and become more valuable to the recipient as Sotheby’s stock price increases, the Committee believes these are a useful form of medium term incentive compensation under certain circumstances. Each NEO, other than Mr. Ruprecht, as well as certain other executive officers and senior executives received a restricted stock grant in early 2007. The purpose of these grants was not only as a medium term incentive but also to serve as an immediate motivator for the individuals expected to be key change agents in implementing the Company’s new client satisfaction-focused strategic plan in 2008. Under the new 2008 compensation program, this category of compensation will continue to be awarded and will be tied to financial and individual performance targets.

Medium Term Performance-Based Equity Compensation

As described above, under “Short Term Cash Compensation—Performance-Based Bonus,” the Company makes awards under the EBP upon the fulfillment of predetermined, objective performance criteria. EBP awards are made either in a combination of cash and restricted stock, or for certain participants, solely in restricted stock. The Company issues EBP restricted stock awards through the Restricted Stock Plan. These awards are paid in the early part of the year following the year to which the award relates.

In 2008 and in accordance with his employment arrangement, Mr. Ruprecht received a restricted stock award. His employment arrangement provides for restricted stock grants annually, with the value of these grants fluctuating over a range depending largely upon the extent to which the performance criteria of the EBP are satisfied. In order to reflect the Committee’s new compensation philosophy, Mr. Ruprecht’s compensation arrangement has been amended so that, beginning in 2009, the value of his restricted stock grants will be determined within a fixed range by the Committee based on individual and Company performance.

Long Term Performance-Related Equity Compensation

In 2006, the Company developed and awarded to certain NEOs and others Performance Shares, which are restricted stock shares that vest only upon the achievement of predetermined cumulative three and five year company financial or market performance criteria established by the Committee. The Performance Shares have added a long-term performance component to certain NEOs’ and other senior executives’ compensation packages that the Committee believes is necessary for a well-balanced program. The Committee did not grant any additional Performance Shares in 2007 and has no present intention to grant any additional Performance Shares.

Because there is more risk to the participant as a result of the level of performance criteria, which must be achieved over an extended time period, the Performance Share awards have a greater potential pay-out than shorter term equity awards, such as those under the EBP. The historically cyclical nature of the art market over multiple years is the primary reason why these criteria are likely to be more difficult to achieve than those set for shorter term equity awards. Performance Shares are awarded under the Restricted Stock Plan.

For the Performance Shares granted in 2006, restricted stock awarded will vest three and five years after the grant date only upon the occurrence of either:

•	A compound increase in shareholder return, including stock price and dividends

OR

•	A compound cumulative increase in Sotheby’s net income

In designing the Performance Share program, the Committee relied in part on analyses and recommendations from Cook, a nationally recognized executive compensation consulting firm. The Committee determined that the net income target as an alternative to the stockholder return target was desirable because the Company’s stock price might not reflect the Company’s actual financial performance at any given point in time. Fluctuations in the Company’s stock price can occur due to the art market’s cyclical nature and the cyclical nature of the economy and stock market in general. The net income target provides an alternative measure of successful financial performance.

Of the NEOs, only Messrs. Ruprecht, Woodhead and Sheridan have received Performance Share awards to date. The performance vesting criteria for these awards are as follows:

Grant Date Anniversary	Performance Criteria	% of Award Vesting if criteria are met
3rd.	7.2% compound annual growth rate in Sotheby’s common stock price (plus dividends) for the preceding three years	60%
	OR
	10% cumulative compound annual growth rate of Sotheby’s net income for the preceding three years

Grant Date Anniversary	Performance Criteria	% of Award Vesting if criteria are met
5th.	7.2% compound annual growth rate in Sotheby’s common stock price (plus dividends) for the preceding five years	40% (3rd anniversary vesting occurred)
	OR	OR
	10% cumulative compound annual growth rate of Sotheby’s net income for the preceding five years	100% (no vesting on 3rd anniversary)

The measuring period for Mr. Ruprecht’s Performance Shares with respect to the stock price and net income criteria differs from that applicable to Messrs. Woodhead’s and Sheridan’s Performance Shares since their respective agreements were entered into at different times. For a detailed discussion of the terms of these awards, see the “Grants of Plan-Based Awards” table and the accompanying narrative in this proxy statement.

Retirement Benefits Compensation

For this retirement benefits discussion, the term “Company” also refers to Sotheby’s, Inc., a wholly-owned subsidiary of Sotheby’s, and all other direct or indirect subsidiaries of Sotheby’s.

401(k) Plan

The Sotheby’s, Inc. Retirement Savings Plan, or 401(k) plan, is the primary retirement benefit offered to all United States employees. Participants are provided a matching Company contribution of up to 6% of eligible compensation and are also eligible to share in Company profit sharing contributions to the 401(k) plan if the Committee, in its discretion, declares a profit sharing contribution for that year. The maximum profit sharing percentage is 4% of eligible compensation, and this amount was awarded for 2007.

Deferred Compensation Plan

The United States-based NEOs and other senior executives may participate in the Sotheby’s, Inc. Deferred Compensation Plan, which became effective January 1, 2007, replacing an earlier plan. This plan allows participants to defer annually a portion of their pre-tax income from the Company.

In designing the Deferred Compensation Plan and choosing among various service providers to administer the plan, the Company retained Hewitt Associates, a nationally recognized benefits consulting firm.

United Kingdom Pension Plan

The Company maintains a defined benefit pension plan only for its United Kingdom employees in which Messrs. Woodhead and Bailey participate.

A detailed discussion of the United States deferred compensation and United Kingdom pension plans accompanies the “Pension Benefits” table appearing in this proxy statement.

Perquisites and Other Benefits

In order to provide comprehensive and competitive compensation packages to its NEOs and other senior executives, the Company provides a limited number of perquisites to these individuals. The categories include: car allowances, club membership dues, financial planning services and life insurance premiums in addition to benefits available to all Sotheby’s full time employees, such as paid vacation and health insurance.

The Company believes that in light of the nature of the Company’s business and the need to provide NEOs with appropriate benefits for executives of this level, these perquisites are reasonable.

Implementing the New Compensation Philosophy for 2008

Earlier portions of this CD&A have referred to the new compensation philosophy of the Committee for 2008. Below is a step-by-step summary of how the new compensation philosophy will be applied in setting annual incentive compensation for 2008 and beyond. The Committee intends to use this process for the foreseeable future.

Step 1—Creating the Incentive Compensation Pool

After the end of each year, the Committee will create an incentive compensation pool for the Company from which all cash bonuses and restricted stock will be awarded with respect to that year. The size of the pool will be calculated within a predetermined percentage range of the Company’s EBITDA, which has been established by the Committee. The Committee will determine the precise amount within the range to be awarded for the year by considering various other factors, such as the overall market and economic environment for the Company during the year. The incentive pool may be further adjusted by the Committee, upward or downward within a pre-determined percentage range, based on based on a number of subjective factors, including measures of client satisfaction, consistent with the Committee’s new client-focused strategy.

Step 2—Evaluating Employees: Were Individual Performance Goals Met?

Not unlike the current “Annual Cash Incentive Bonus” process described above, NEOs and all other employees will have individual target bonus opportunities set at the beginning of the year under the new program. Individuals will participate in establishing personal financial and non-financial goals for the upcoming year, which will be agreed with their supervisor or the Committee, if applicable. After the end of the year, the Committee, if applicable, and the appropriate supervisor will evaluate whether, and to what extent, these individual goals have been met. In this review, the Committee has determined that satisfaction of objective financial targets, such as business unit operating income, will be given greater weight than satisfaction of individual non-financial targets. Some of the non-financial factors that may be considered include:

•	Management effectiveness

•	Contribution to building the entire Company franchise and brand

•	Success in building client relationships

Along with overall Company financial performance, the results of these reviews will determine the amount of any cash bonus or restricted stock award to be paid to each NEO and other employee. Awards to NEOs under the EBP are subject to meeting the EBP eligibility thresholds, discussed below.

The difficulty of an NEO meeting his individual financial and non-financial performance targets for 2008 is a complex assessment, resulting in part from the individually-tailored nature of the targets. Generally, the Committee believes that each NEO will be required to fulfill substantially challenging individual performance goals for 2008 to receive 100% of his target incentive compensation. These goals will require actions on the part of each NEO that will materially exceed the fulfillment of routine day-to-day job responsibilities. Because of the nature of certain NEO positions, such as CEO and CFO, some of these targets will necessarily dovetail with companywide financial and non-financial performance standards as those positions do not have business unit-specific or geographically prescribed job functions as do other NEO positions with the Company. Certain non-financial performance targets for NEOs for 2008 may be especially difficult to achieve and, accordingly, may be deemed by the NEO and the Committee or the NEO’s supervisor to be indicators of extraordinary performance by that NEO, such as cultivating certain highly-prized art world relationships.

Under the new 2008 incentive compensation program, cash bonuses for the CEO and cash bonuses and restricted stock awards for other NEOs and other executive officers will continue to be made under the EBP in order to qualify for deductibility under Section 162(m) of the Internal Revenue Code. Under the EBP, assuming a minimum $100 million EBITDA performance threshold established by the Compensation Committee for 2008 is met, each individual will be eligible for an award of up to $3 million; however, the Committee will exercise its downward discretion under the EBP so that the amounts of actual awards under the EBP will be guided by the amounts that would be payable by the Committee as determined in the manner described above.

Outside Compensation Consultants

The Sotheby’s Compensation Committee Charter grants the Committee the power to retain and terminate compensation consultants and the sole authority to approve a consultant’s fees and other terms of an assignment.

During 2005 and 2006, the Committee engaged Cook as its primary outside compensation consultant, primarily in connection with the negotiation of Mr. Ruprecht’s employment arrangement but also more generally regarding Mr. Sheridan’s compensation as CFO and that of the other NEOs.

The Committee chose Cook after Committee Chairman Robert S. Taubman identified and interviewed several nationally recognized consulting firms. He also consulted with Ms. Alexander during this process. Prior to this engagement, Cook had not performed any services for the Company or the Committee.

The Committee authorized Cook to communicate with Ms. Alexander to obtain information regarding compensation practices at the Company. Ms. Alexander also participated in extensive discussions with Committee members regarding the Cook reports and provided her views when requested by the Committee regarding the development of Mr. Ruprecht’s compensation package.

With the prior approval of the Committee or the Committee’s Chairman, Cook has performed and continues to perform a limited number of other services for the Company at Ms. Alexander’s request.

Because Cook does not analyze the compensation practices of United Kingdom companies, the Committee retained the internationally recognized compensation consulting firm of Watson Wyatt Worldwide to assist in assessing Mr. Woodhead’s compensation in connection with negotiating his Services Agreement, which became effective in 2006. The Committee did not believe it was necessary to retain Watson Wyatt to assess Mr. Bailey’s compensation as it believes that a Cook survey concerning all NEO positions was adequate for this purpose. Prior to this engagement, Watson Wyatt has performed limited pension plan advisory services for a Company subsidiary and continues to do so.

The Committee has not continued to retain Cook or Watson Wyatt for the described purposes in 2007, but their advice continued to inform the Committee’s thinking for 2007. The Committee continues to obtain advice from Semler with respect to its creation of the new incentive compensation program for 2008. The Committee does not expect to retain Cook, Watson Wyatt or other compensation consulting firms with respect to NEO compensation until sometime soon before the current employment or severance arrangements with Mr. Ruprecht and Mr. Sheridan expire.

Comparisons to Other Companies

In negotiating Mr. Ruprecht’s 2006 employment arrangement, the Committee, considered CEO compensation levels for several groups of companies identified by Cook, in consultation with the Committee, as sharing various relevant attributes with Sotheby’s:

•	Group 1—Similar Financial Profile Companies, comprised of companies with market capitalization, earnings and other financial attributes similar to Sotheby’s

•	Group 2—Typical Benchmark Companies, comprised primarily of retailers

•	Group 3—Carriage Trade Companies, comprised primarily of luxury goods and services businesses

•	Group 4—Professional Services Companies, consisting primarily of management, information technology and human resources consulting firms

•	Group 5—Apparel Companies, consisting primarily of well-known clothing lines.

Appendix A to the proxy statement is a list of the companies comprising the five groups described above.

With respect to Mr. Woodhead, Watson Wyatt used three different surveys, two of which focused on United Kingdom public industrial and general services companies. The third survey concerned compensation for comparable positions at London-based financial services companies, the sector in which Mr. Woodhead was previously employed prior to joining the Company.

In setting NEO compensation, the Committee relied to some degree on benchmarking, which is the process of measuring an executive’s pay package against certain percentage ranges for executive positions at comparable companies. This process takes into account not only the amount of compensation, but also the mix between cash and equity compensation.

Cook completed its report during late 2005, basing its analysis on the Company’s estimated financial results for that year. For Mr. Ruprecht, the results of the Cook analysis indicated that his targeted 2005 total compensation was less than the market median with respect to Group 5, Apparel Companies, and exceeded the market median with respect to the other groups. Cook noted that Mr. Ruprecht’s 2005 target compensation was reasonable nevertheless, although there was some overweighting of his total compensation mix towards cash salary and bonus as opposed to equity compensation. In the Committee’s view, Mr. Ruprecht’s compensation is appropriate and should be viewed in the context of Sotheby’s exceptional financial growth since his becoming CEO in early 2000, at a difficult time for Sotheby’s.

With respect to Mr. Woodhead, Watson Wyatt found that his existing total compensation package was near the 75th percentile overall for public United Kingdom companies surveyed, other than the financial services group. The financial services survey indicated that Mr. Woodhead’s compensation was generally less competitive than the median for these companies. The Committee considered this analysis in its Service Agreement negotiations with Mr. Woodhead.

In analyzing Mr. Sheridan’s compensation, the Committee had Cook develop median compensation figures for two types of positions: the second highest paid NEO for a company (which Mr. Sheridan is for Sotheby’s) and the CFO position. Cook determined that Mr. Sheridan’s total compensation mix was weighted too heavily towards cash salary and bonus versus equity compensation. To address this imbalance, the Committee has required that Mr. Sheridan receive future EBP awards only in restricted stock rather than in equal parts restricted stock and cash. For Mr. Sheridan, Cook found that his projected total 2006 compensation exceeded the 2006 projected median for peer companies only minimally.

One major challenge in attempting to compare Sotheby’s to other companies is the unique nature of Sotheby’s business relative to other public companies. For benchmarking purposes, Cook examined a total of 82 companies, underscoring the scarcity of appropriate comparison companies. Because of this difficulty, the Committee relied on benchmarking as only one factor in setting NEO compensation. Moreover, the Committee does not have a policy of setting NEO compensation packages to fall within a range of percentiles for similar positions at comparison companies. Rather than relying substantially on imperfect comparative data due to the nature of the Company’s business, the Committee instead has focused on a number of subjective performance factors in its NEO compensation decisions.

Subjective performance factors considered by the Committee in setting NEO compensation with respect to 2007 and other recent years have included:

•	Historical performance by the individual

•	The individual’s projected contributions to Sotheby’s future growth

•	Leadership skills and overall reputation within the Company

Interrelationship of NEO Compensation Components

The Cook study measured total compensation for comparable companies’ NEO positions as well as analyzed the components of each NEO package. Using this data to make approximate comparisons to existing Company NEO packages in 2006, the Committee considered each element of compensation relative to the others in negotiating employment arrangements and setting other NEO compensation packages in 2006. The Committee examined different substantive categories of compensation, such as fixed cash, incentive cash, incentive equity and performance-based equity, as well as the distribution of these categories over an NEO’s future potential span of service to the Company, e.g., short term, medium term and long term incentive and retention attributes of each compensation element. The Committee has strived for balance in not only the type of compensation provided but also the staggering of performance and time vesting for awards over a number of years. For example, the equity and cash mix of Mr. Sheridan’s compensation package for 2006 was adjusted largely based on the Cook study data. For 2007, the Committee was also mindful of the Cook study in considering the appropriate mix of each element of compensation where applicable, other than NEO packages that were previously established through 2006 employment arrangements.

CEO Compensation Cost

In determining the appropriate level of Mr. Ruprecht’s total compensation package for 2007, the Committee reviewed and considered projected costs to the Company of Mr. Ruprecht’s entire employment arrangement, including prior equity grants. These projections enabled the Committee, and the entire Board of Directors, to make an informed decision regarding the expected total value of Mr. Ruprecht’s compensation over the term of his employment arrangement. In negotiating Mr. Ruprecht’s employment arrangement, the Committee also considered the appropriate spread between his compensation package and those of other highly compensated executives of the Company.

Tax Treatment of NEO Compensation

The Committee has taken into consideration Section 162(m) of the Internal Revenue Code of 1986, as amended, or Section 162(m), regarding NEO Compensation. Section 162(m) permits the Company to deduct NEO compensation exceeding $1 million if objective performance criteria are fulfilled. For example, the Company’s expense for EBP awards to NEOs and for the Performance Shares qualifies for this deduction, as does the portion of Mr. Ruprecht’s restricted stock grants tied to the EBP’s performance measures. The Company trend towards more variable pay with performance criteria will most likely increase the Company’s ability to benefit from Section 162(m).

For 2008, the Committee has created a program that it believes will continue to provide substantial Section 162(m) benefits. The ongoing use of the EBP to set an objective performance threshold for eligibility of NEOs and others to receive incentive compensation under the new program will enable the Company to continue to receive these tax benefits.

Use of Employment Agreements

Of the Company’s NEOs, only Mr. Ruprecht has a long-term employment arrangement with the Company while Mr. Woodhead has a service agreement and Mr. Sheridan has a severance agreement with the Company. The remaining two NEOs, Messrs. Bailey and Zuckerman, do not have employment, service or severance agreements. The Committee believes it is important to minimize the use of employment agreements with senior executives because these agreements often contain significant guaranteed compensation, regardless of the level of a company’s financial performance during the term of the agreement. This type of compensation is generally incompatible with the Company’s shift towards variable pay for its NEOs. Also, negotiating these agreements is time-consuming and can serve as a distraction from operating the business for all involved. However, the Committee believes that entering into employment or severance agreements from time to time is necessary as an inducement to attract and retain senior executives.

In March 2008, the Company entered into amendments of these agreements with each of Messrs. Ruprecht, Woodhead and Sheridan to accommodate the Company’s new 2008 incentive compensation program described in this CD&A.

Use of Change in Control Payments

Of the NEOs, only Mr. Ruprecht will receive a specific payment tied to a change in control of the Company. This payment is only triggered if his employment is terminated following a change in control. He and the other NEOs, along with all other restricted stock plan participants, are entitled to the acceleration of equity award vesting upon a change in control of the Company, a benefit often available to participants under equity compensation plans. In Mr. Ruprecht’s case, the Committee believes a special payment is necessary and desirable in order to provide appropriate financial certainty and security for a talented CEO of a substantial New York Stock Exchange-traded company such as Sotheby’s. This potential payment is also a fiscally reasonable approach to the possibility of a change in control on the part of the Committee and Mr. Ruprecht as it reflects a material decrease in the amount to which he would be entitled from that contained in his pre-2006 employment arrangement.

Use of Stock Options

The Company continues to maintain a stock option plan. In recent years, the Company has discontinued grants under this plan for NEOs. Stock options did not provide a consistent stream of incremental rewards to Sotheby’s NEOs and other employees and therefore were not always an effective form of incentive compensation for retention purposes. The Company believes that equity awards having predetermined, performance-based vesting criteria provide a better way to provide incentives and value to its NEOs and other senior executives. The Company’s movement away from granting stock options is consistent with this view.

In accordance with this shift, the Company reduced substantially the number of shares reserved for issuance under its stock option plan during 2006. The Committee may consider granting stock options to NEOs in the future.

Timing of Equity Award Grants

The Company did not grant any stock options to its NEOs in 2007 and has no present intention to grant any additional stock options. The only equity awards made by the Company in 2007 to NEOs consisted of restricted stock. To the extent that the EBP performance criteria are met for a particular year, the Company pays these restricted stock awards during the following February. In the Committee’s discretion, the Company may make other types of restricted stock grants from time to time during the year as circumstances warrant. For example, the Committee awarded certain special, one- time restricted stock grants in February 2007 as described above. Under the Company’s new compensation program for 2008, the Company intends to make annual awards of restricted stock in February of each year.

Committee and Board Compensation Policies

The Committee believes it is important to communicate to stockholders several policies it or the Board of Directors has adopted regarding compensation and related matters.

Stock Ownership Policy

The Company’s stock ownership policy encourages senior executives to retain 50% of stock awards until a specified target number of shares are accumulated. Target ownership requirements, which were set upon the policy’s adoption in 2006, vary depending on position, salary and equity award participation levels and are anticipated to take another three or four years for most executives to attain. Though this policy is “voluntary,” the Company monitors compliance for all executive officers, including NEOs, and failure to comply could jeopardize an executive’s right to receive future equity awards.

Outside Compensation Consultant Policy

To ensure that outside compensation consultants retained by the Committee maintain a level of independence from management, the Committee decided in February 2007 that, going forward, no compensation consultant may provide services contracted for by Company management unless the Committee has approved in advance each service and the material terms of the engagement, including fees.

Summary Compensation Table

The following table sets forth all compensation of the Chief Executive Officer, the Chief Financial Officer, who is the Company’s principal financial officer, and each of the other three most highly compensated executive officers (collectively, the “Named Executive Officers” and, individually, a “Named Executive Officer”) of the Company during 2007 and 2006.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)		Total ($)
William F. Ruprecht	2007	$700,000		$0	$6,251,976	$97,501	$2,600,000	$0	$691,880		$10,341,357
President and Chief	2006	$687,500		$0	$5,311,500	$214,482	$2,100,000	$38,042	$543,902	(4)	$8,895,426	(4)
Executive Officer
William S. Sheridan	2007	$600,000		$0	$1,126,011	$9,351	$910,000	$0	$267,096		$2,912,458
Executive Vice President and	2006	$600,000		$0	$526,015	$136,576	$525,000	$23,680	$216,212	(4)	$2,027,483	(4)
Chief Financial Officer
Robin G. Woodhead	2007	$534,948	(5)	$0	$1,016,060	$5,754	$1,000,300	(6)	$48,683		$2,605,745
Executive Vice President and	2006	$470,524	(5)	$0	$524,123	$53,499	$460,300	$138,090	$12,262		$1,658,798
Chief Executive,
Sotheby’s International
George Bailey	2007	$418,155	(5)	$0	$521,934	$10,789	$996,681	(6)	$35,056		$1,982,615
Managing Director,	2006	$385,867	(5)	$0	$331,471	$32,617	$635,214	$473,188	$27,185		$1,885,542
Sotheby’s Europe
Mitchell Zuckerman	2007	$535,000		$0	$393,130	$5,754	$931,250	$0	$155,504		$2,020,638
Chairman, Sotheby’s	2006	$535,000		$0	$239,893	$17,396	$625,000	$19,338	$149,554	(4)	$1,586,181	(4)
Financial Services

(1)

The amounts in each column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 (or, with respect to the “2006” row, December 31, 2006) in accordance with Financial Accounting Standard (“FAS”) 123(R) for restricted stock awards pursuant to the Restricted Stock Plan and the EBP (listed in the “Stock Awards” column) and stock option awards pursuant to the 1997 Stock Option Plan (listed in the “Option Awards” column).

For 2007, these figures include amortized expense for:

•	Stock options granted and restricted stock awarded in years prior to 2007

•	Restricted stock awarded under the EBP in 2007 in respect of 2006 performance

•	With respect to Messrs. Woodhead, Sheridan, Bailey and Zuckerman, discretionary grants of restricted stock in 2007

•

With respect to Mr. Ruprecht, restricted stock awards guaranteed under his employment arrangement, a portion of which was awarded in 2007 and the remainder of which is being awarded commencing in 2008 and ending in 2011

To calculate these amounts for 2007, the Company used the valuation methods described in Note N to the Company’s audited Consolidated Financial Statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2008.

(2)

The amounts disclosed in this column consist of (i) for each NEO, the individual’s annual cash incentive bonus, and (ii) solely for Messrs. Bailey and Zuckerman, the individual’s cash performance bonus paid as a result of fulfillment by the Company of certain pre-established performance criteria in accordance with the requirements of the EBP. With respect to 2007, Messrs. Bailey and Zuckerman received EBP cash performance bonus of $306,474 and $281,250, respectively.

Note that the annual cash incentive bonuses for each NEO in last year’s proxy statement were included in the “Bonus” column of this table.

(3)	The amounts disclosed in this column for 2007 consist of:

(a)

Car allowances on behalf of Mr. Ruprecht, including driver’s compensation, in the amount of $67,941; Mr Sheridan, in the amount of $42,000 and associated tax gross ups paid to Messrs. Ruprecht and Sheridan in the amounts of $52,951 and $27,527, respectively as well as car allowances for each of Messrs. Woodhead, Bailey and Zuckerman.

(b)

Company contributions of the following amounts under the Company’s Retirement Savings Plan, a qualified 401(k) defined contribution plan (including the 2007 profit sharing contribution by the Company): $22,500 on behalf of Mr. Ruprecht, $20,000 on behalf of Mr. Sheridan, and $22,500 on behalf of Mr. Zuckerman.

(c)

Company allocations of the following amounts under the Company’s Deferred Compensation Plan: $154,500 on behalf of Mr. Ruprecht, $56,500 on behalf of Mr. Sheridan, and $56,100 on behalf of Mr. Zuckerman.

(d)	Company payments of life insurance premiums for Messrs. Ruprecht, Sheridan, Woodhead, Bailey and Zuckerman.
(e)	Various club and other membership dues for Messrs. Ruprecht and Sheridan and associated tax gross-ups for each dues item.
(f)	Financial planning services and legal services provided to Messrs. Ruprecht and Sheridan and associated tax gross ups.
(g)

Special payments to Messrs. Woodhead and Bailey in the amounts of $15,597 and $9,511, respectively, equal to dividend payments that would have been received on the unvested restricted stock entitlements granted on March 31, 2004.

(h)

Dividend payments of the following amounts made in 2007 on shares of unvested restricted stock: $281,244 on behalf of Mr. Ruprecht, $55,082 on behalf of Mr. Sheridan, and $13,796 on behalf of Mr. Zuckerman.

(4)

In last year’s proxy statement, dividend payments on shares of unvested restricted stock were inadvertently omitted from the All Other Compensation and Total Compensation columns and are now included in the 2006 figures for Messrs. Ruprecht, Sheridan and Zuckerman in this table. For 2007, the following amounts have been included: $121,028 on behalf of Mr. Ruprecht, $18,820 on behalf of Mr. Sheridan, and $7,315 on behalf of Mr. Zuckerman.

(5)

The base salary of Mr. Woodhead for 2006 and 2007 in British Pounds was identical, and the same is true for Mr. Bailey. The difference in the 2007 base salary from 2006 listed in the table for each results solely from foreign currency exchange rate fluctuations.

(6)

For Mr. Woodhead and Mr. Bailey, there was a reduction in the present value of their respective pension benefits between 2006 and 2007 equal to $52,016 and $324,097, respectively, under the Company’s UK Pension Plan.

Grants of Plan-Based Awards During 2007 Table

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards				Estimated Possible Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares or Stock Units (#)		All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant date Fair Value of Stock and Option Awards (1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
William F. Ruprecht	2/9/07									57,277	(2)			$2,200,010
President and Chief Executive Officer
William S. Sheridan	2/9/07							18,225	(3)	18,225				$700,022
Executive Vice President and Chief Financial Officer	2/26/07									12,000				$482,880
Robin G. Woodhead	2/9/07							15,621	(3)	15,621				$600,003
Executive Vice	2/26/07									10,000				$402,400
President and Chief
Executive, Sotheby’s International
George Bailey	2/9/07							6,324	(3)	6,324				$242,905
Managing Director,	2/26/07									9,500				$382,280
Sotheby’s Europe	NA	(4)	(4)	$254,086	(4)
Mitchell Zuckerman	2/9/07							6,510	(3)	6,510				$250,049
Chairman, Sotheby’s	2/26/07									7,500				$301,800
Financial Services	NA	(4)	(4)	$250,000	(4)

(1)	Calculated using the Company’s New York Stock Exchange closing price per share (the “Share Closing Price”) on the business day immediately preceding the date of grant.

(2)

Granted pursuant to Mr. Ruprecht’s employment arrangement. As required under his employment arrangement, a portion of this award was contingent upon the achievement of certain levels of performance using the EBP performance criteria for 2006 as the standard.

(3)

Consists of restricted stock paid to the individual pursuant to the EBP in February 2007.

EBP awards are paid during February of the year following the fiscal year for which the pre-established objective performance criteria have been fulfilled. Each of these awards vests in equal installments on the 1st, 2nd, and 3rd anniversaries of the date of grant. A participant may receive an award ranging from a minimum to a maximum amount. With respect to 2006, each participant was paid the maximum award as a result of the Company’s exceptional financial performance in 2006, as indicated in this table. The minimum awards that each participant would have been paid if the minimum pre-established objective performance criteria had been met but not exceeded are as follows:

EBP Participant	Minimum Possible 2006 EBP Restricted Stock Award (# of shares)
William S. Sheridan	4,556
Robin G. Woodhead	3,905
George Bailey	1,581
Mitchell Zuckerman.	1,628

Commencing with the EBP awards with respect to 2006, the EBP awards of Messrs. Sheridan and Woodhead are paid 100% in restricted stock. Messrs Bailey and Zuckerman received their respective EBP payments 50% in restricted stock and 50% in cash. For a detailed discussion of EBP awards, see “Compensation Discussion and Analysis—The Elements of NEO Compensation and the Decision- Making Process.”

The Company previously disclosed these awards in the “Grants of Plan-Based Awards in 2006” table in last year’s proxy statement. They are included in this year’s table in order to conform to requirements that this table include all grants that were made in 2007, even if the grants relate to 2006 performance rather than 2007 performance. EBP restricted stock awards made in early 2008 with respect to 2007 performance are disclosed below under “2007-Related Compensation Paid in 2008” and will be included in next year’s table.

(4)

Consists of cash paid to the individual pursuant to the EBP in February 2007. As is the case with EBP restricted stock awards, EBP cash awards are paid during February of the year following the fiscal year for which the pre-established objective performance criteria have been fulfilled. These awards cannot be described in terms of “Threshold” and “Target” payments. A participant may receive an award ranging from a minimum to a maximum amount. With respect to 2006, each participant was paid the maximum award as a result of the Company’s exceptional performance in 2006, as indicated in this table. The minimum awards that each participant would have been paid if the minimum pre-established objective performance criteria had been met but not exceeded are as follows:

>
EBP Participant	Minimum Possible 2006 EBP Cash Award
George Bailey	$63,522
Mitchell Zuckerman	$62,500

For a detailed discussion of EBP awards, see “Compensation Discussion and Analysis—The Elements of NEO Compensation and the Decision-Making Process.”

2007-Related Compensation Paid in 2008

As noted in the CD&A, the Company pays NEO annual incentive cash bonuses and EBP cash and restricted stock awards early in the year following the year to which the bonus or award relates. Consequently, the Summary Compensation Table includes annual incentive cash bonuses and EBP cash awards paid in early 2008 with respect to 2007 performance in the “Non-Equity Incentive Compensation Plan” column. Below is a table of EBP restricted stock awards paid in early 2008 with respect to 2007 performance for eligible NEOs; these awards are not otherwise disclosed in this proxy statement:

EBP Participant	2007 EBP Restricted Stock Award (# of shares)
William S. Sheridan	25,511
Robin G. Woodhead	27,989
George Bailey	9,656
Mitchell Zuckerman.	9,111

Employment and Related Agreements

With respect to Messrs. Ruprecht, Woodhead and Sheridan, a number of the compensation items reported in the Summary Compensation Table and the Grants of Plan-Based Awards in 2007 Table are governed by the terms of certain employment-related agreements with these individuals. For additional details regarding the types of compensation provided under these agreements, see “Compensation Discussion and Analysis” above and “Potential Payments Upon Termination Or Change-In-Control” immediately following this section.

William F. Ruprecht

Pursuant to a written employment arrangement effective April 1, 2006, the Company and Mr. Ruprecht agreed on the terms of his employment for the five-year period ending March 31, 2011. Mr. Ruprecht’s annual base salary is $700,000 under this arrangement. He is entitled to receive annual cash bonuses based on his own and the Company’s performance in relation to a number of management and other objectives determined each year by the Board of Directors and the Compensation Committee. His annual target bonus is 1.5 times his base salary, and his bonus is subject to a cap specified in his terms of employment and is not subject to a floor or minimum payment.

Mr. Ruprecht’s employment arrangement previously provided for an annual award of restricted stock of not less than $1.4 million nor more than $2.2 million, with the variability of any award over $1.7 million determined with reference to the achievement of various thresholds of financial performance under the EBP. If no payments under the EBP were made for a particular year, however, his restricted stock award would have ranged between $1.4 million and $1.7 million, as determined in the Compensation Committee’s discretion. In conjunction with implementing the Company’s new 2008 incentive compensation philosophy, Mr. Ruprecht’s employment arrangement was amended in March

2008 so that his annual award of restricted stock within the same $1.4–$2.2 million range will now be determined in the discretion of the Compensation Committee based on Company financial performance and his individual performance.

Mr. Ruprecht’s employment agreement may be terminated at any time by the Company or Mr. Ruprecht prior to the expiration of the five-year term. If his employment is terminated by the Company for Cause or by Mr. Ruprecht without Good Reason, as such terms are defined in his terms of employment, Mr. Ruprecht will be paid only accrued base salary and benefits. If the Company terminates Mr. Ruprecht’s employment without Cause or he terminates his employment for Good Reason during the five-year term, he will be entitled to, among other things, (1) accrued but unpaid salary through the termination date, (2) a cash payment of $3.5 million, (3) the immediate vesting of certain shares of restricted stock held by him pursuant to a formula described in his terms of employment, and (4) health benefits for him and his family for three years following the date of his termination. Mr. Ruprecht may terminate his employment for Good Reason if, among other things, the Company fails to provide the cash compensation or equity compensation described above.

If Mr. Ruprecht’s employment is terminated under certain circumstances following a Change of Control (as defined in his terms of employment), the Company will pay him the compensation and benefits to which he would have been entitled had he been terminated by the Company without Cause, as described above, except that he will receive a $4 million termination payment, not a $3.5 million termination payment. If the Internal Revenue Service determines that any Change of Control or other payment to Mr. Ruprecht is subject to a federal excise tax, he is entitled to receive reimbursement for any such tax obligation on an after-tax basis.

At or after expiration of the five-year term, if the Company terminates Mr. Ruprecht’s employment without Cause or he decides to terminate his employment agreement, he will receive, among other things, $2,000,000 in exchange for a covenant not to compete with the Company for 12 months. If, on or before December 31, 2010, the Company has not offered to continue his employment for at least one year with the same base salary and bonus opportunity that he is then receiving, but without any obligation by the Company to award him any additional equity compensation, he will forfeit some unvested restricted stock grants from prior years, but will be entitled to the immediate partial vesting of certain shares of restricted stock held by him pursuant to a formula described in his terms of employment.

The March 2008 amendment of Mr. Ruprecht’s employment arrangement also included a modification to take into account recent regulations issued by the Internal Revenue Service under Section 409A of the Internal Revenue Code. The arrangement was modified to provide that the payment of any amount due on termination of employment will be deferred for six months in order to avoid an excise tax on such payment. Deferred amounts will bear interest at the Applicable Federal Rate determined under the Internal Revenue Code.

Robin G. Woodhead

Mr. Woodhead entered into a service agreement with a Company subsidiary on April 1, 2006. This agreement was amended in March 2008 to increase his base salary from £262,350 to £300,000.

Mr. Woodhead’s service agreement previously provided for a cash incentive bonus based on individual performance determined with reference to an incentive bonus target and an award of restricted stock under the EBP determined in a formulaic manner based on the achievement of financial thresholds set by the Compensation Committee. To reflect the Company’s new 2008 incentive compensation program, the March 2008 amendment modified his service agreement so that Mr. Woodhead will have separate bonus targets of £200,000 each for awards in cash and in restricted stock, both of which will be determined with reference to Company financial and individual performance.

The Company may terminate Mr. Woodhead’s employment by giving him 12 months’ notice in writing. He may terminate his employment by giving the Company 6 months’ notice in writing. In lieu of notice, the Company may terminate Mr. Woodhead’s employment at any time without notice either for cause or by making a payment to him equal to 12 months salary and bonus (calculated at the rate of his most recently communicated incentive bonus target).

As part of the March 2008 amendment, Mr. Woodhead’s service agreement has also been modified (i) to provide that termination of his employment on or after April 1, 2009 will constitute Retirement (as defined in the Restricted Stock Plan) with a result that all non-performance based shares of restricted stock will vest immediately, and (ii) to provide that, upon retirement on or after April 1, 2009 at any time other than at the end of a full year, he will be entitled to a partial year bonus for the portion of the year prior to termination of his employment.

In consideration for payments under the described agreement, Mr. Woodhead is bound by covenants not to compete with the Company in certain jurisdictions and not to solicit employees of the Company or certain of its clients with whom he has had dealings.

William S. Sheridan

The Company and Mr. Sheridan entered into a severance agreement, effective as of July 1, 2006. Pursuant to the severance agreement, if the Company terminates Mr. Sheridan’s employment without Cause or he terminates his employment with Good Reason, as such terms are defined in this agreement, at any time through June 30, 2011 (the “Applicable Period”), Mr. Sheridan will be entitled to (i) accrued but unpaid salary through the termination date, (ii) any declared and earned but unpaid bonus for the prior calendar year, and (iii) a cash payment of $1,550,000. Mr. Sheridan may terminate his employment for Good Reason if, among other things, the Company fails to pay him a base salary of not less than $600,000.

Prior to the March 2008 amendment of his severance agreement, Mr. Sheridan also could terminate his employment for Good Reason if the Company reduced his annual incentive bonus target below $350,000, reduced his Target Annual Incentive Bonus under the EBP below $350,000 or discontinued his participation in the EBP or a comparable plan. To reflect the Company’s new 2008 incentive compensation program, the severance agreement as amended in March 2008 continues to provide that Mr. Sheridan’s bonus targets for cash and restricted stock awards each remain at $350,000, but both awards will be determined with reference to Company financial and individual performance. Accordingly, his Severance Agreement has been amended to eliminate certain references to the EBP and provide that he will be able to terminate his employment for Good Reason if either bonus target is reduced below that level.

In consideration for payments under the described agreement, Mr. Sheridan is bound by covenants not to compete with the Company in certain jurisdictions and not to solicit employees of the Company or certain of its clients with whom he has had dealings.

The March 2008 amendment also modified Mr. Sheridan’s severance agreement to take into account recent regulations issued by the Internal Revenue Service under Section 409A of the Internal Revenue Code. The agreement was modified to provide that the payment of any amount due on termination of employment will be deferred for six months in order to avoid an excise tax on such payment. Deferred amounts will bear interest at the Applicable Federal Rate determined under the Internal Revenue Code.

Potential Payments Upon Termination Or Change-In-Control

Introduction

The following tables list the estimated potential payments or benefits that the Company would have paid or that would have been received by each NEO had such individual’s employment terminated on December 31, 2007 and/or had there been a change in control on that date. Each possible termination scenario is listed as a column heading. For determining equity compensation payments or benefits that would accrue as of the termination date, the Company has used the Share Closing Price of $38.10 on December 31, 2007. The amounts included in the table with respect to Messrs. Ruprecht, Sheridan and Woodhead are based in part on their rights to payments or benefits under their respective employment, service or severance agreements, the terms of which are summarized under the caption “Employment and Related Agreements” immediately preceding this section. In addition, some of these benefits are based on the terms of the Stock Option and Restricted Stock Plans.

The Company has assumed for purposes of preparing these tables that, on the termination date, the NEO exercised all stock options vesting and sold the underlying shares received. The amount shown in each case is the difference between the Share Closing Price and the exercise price of the stock option, multiplied by the number of shares sold on that date.

Excluded Compensation Items

For the reasons stated, the table does not include any of the following items paid to or accruing with respect to each NEO under the following plans and statutory requirements on the termination date:

•

Sotheby’s, Inc. Severance Plan. This is a broad-based plan for which all full-time, non-union salaried United States employees are eligible for payments if the Company or certain wholly-owned subsidiaries terminate an employee because of (i) the sale or elimination of a business entity, business unit or department; or (ii) a consolidation of business units or departments. Certain eligibility exceptions exist, such as isolated job eliminations, performance-related or other “for cause” terminations, or refusal to accept an equivalent position within the Company. Payment amounts will vary, depending upon base salary and bonus level, the number of years of service to the Company, and position and employment category. Messrs. Woodhead and Bailey are eligible for substantially the same benefits under separate agreements. Messrs. Ruprecht’s and Sheridan’s severance payments under their respective agreements will be reduced by any amounts that they are eligible to receive under this plan.

•

Sotheby’s, Inc. Deferred Compensation Plan; Sotheby’s, Inc. Retirement Savings Plan; U.K. Pension Plan. Upon the occurrence of an applicable employment termination event, these plans provide for the distribution of contributed, deferred or earned amounts to participants. However, these plans do not provide for any additional compensation or benefit beyond this distribution solely as a result of the termination event.

•

Life or Disability Insurance Benefits. These benefits are excluded as they are not a direct payment from the Company to an individual or his beneficiaries and will vary depending on the nature of the event occurring.

Estimated Payments Tables

William F. Ruprecht

	Type of Termination
Payment Category	Termination by Company w/o Cause		Permanent Disability or Death		Termination by Employee— Good Reason		Change of Control(1)		Termination by Company for Cause	Termination by Employee— w/o Good Reason
Severance or other Lump Sum Payment	$3,500,000		$2,000,000		$3,500,000		$4,000,000		0	0
Health and Related Benefits(2)	$92,937		$92,937		$92,937		$92,937		0	0
Value of Stock Options Vesting(3)	$564,750		$564,750		$564,750		$564,750		0	0
Value of Restricted Stock Vesting(3)	$9,114,244		$9,114,244		$9,114,244		$9,114,244		0	0
Value of Performance Shares Vesting(3)	$11,430,000	(4)	$11,430,000	(4)	$11,430,000	(4)	$11,430,000	(4)	0	0
Excise Tax Gross-Up(5)	n/a		n/a		n/a		$3,035,703		n/a	n/a

(1)	Under Mr. Ruprecht’s employment agreement, a “Change of Control” occurs on the date that:

(i)

any individual, entity or group (each, a “Person”) becomes, directly or indirectly, the beneficial owner of the Company’s common stock enabling that Person to elect a majority of the members of the Board of Directors.

(ii)

the individuals constituting the Board of Directors (the “Incumbent Board”) cease for any reason within any period of 18 consecutive months to constitute at least a majority of the Members of the Board of Directors; provided, however, that any individual becoming a director whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though the individual was a member of the Incumbent Board.

Mr. Ruprecht will receive the severance, health benefit and excise tax gross-up payments only if both a Change of Control occurs and either the Company terminates his employment without cause or he terminates his employment with good reason. For this column, the Company has assumed that both the Change of Control and the applicable termination occurred on December 31, 2007.

(2)

Under his employment agreement, Mr. Ruprecht, his wife and children are entitled to health care benefits for three years following the termination date. These figures assume that the cost of such benefits will increase by 10% over the prior year’s cost, using 2008 cost as the base year figure.

(3)

These amounts represent the value that Mr. Ruprecht would receive upon the acceleration of certain equity awards on December 31, 2007. For stock option awards, the amount shown is the difference between the Share Closing Price and the exercise price of the stock options deemed exercised, multiplied by the number of underlying shares. For restricted stock awards (including Performance Share awards), the amount shown is equal to the number of shares vesting on December 31, 2007 multiplied by the Share Closing Price.

(4)

Under Mr. Ruprecht’s employment arrangement, if either of the performance criteria (based on compound annual growth rate in Sotheby’s common stock price (plus dividends) or cumulative compound annual growth rate of Sotheby’s net income, respectively) have been fulfilled with respect to unvested Performance Shares as of the date of termination under any of the scenarios for which an amount is shown, all unvested Performance Shares will vest on that date. The stock price growth rate as of the assumed termination date exceeded the percentage increase required for both the 2009 and 2011 Performance Share stock price growth vesting criteria. All Performance Shares granted to him would have vested on the assumed termination date. Accordingly, these amounts are included in this table.

(5)

Internal Revenue Code Sections 280G and 4999 impose a 20% tax on certain change of control payment amounts made to an officer if the total payments exceed three times the officer’s average base compensation for the past five years. The officer is responsible for the payment of this tax, which applies to all payments exceeding the average base compensation amount. For purposes of the assumed termination, the tax due is estimated to be $1,798,654.

Remaining NEOs

Under the terms of the Stock Option Plan and the Restricted Stock Plan, vesting of awards (other than Performance Shares) is accelerated in the event of permanent disability, retirement, death, or a change in control. A “change in control” under these plans has the same meaning as described above under Mr. Ruprecht’s agreement. In addition, the value of accelerated stock option awards, Performance Shares and other restricted stock awards is calculated in the same manner as described in the footnotes to the table for Mr. Ruprecht above.

	Type of Event
Name	Termination by Company w/o Cause		Permanent Disability or Death		Termination by Employee— Good Reason		Change of Control		Termination by Company for Cause	Termination by Employee— w/o Good Reason
William S. Sheridan	$3,595,246	(1)	$5,707,967	(2)	$5,707,967	(2)	$2,112,721	(3)	0	0
Robin G. Woodhead	$4,258,064	(4)	$2,351,799	(5)	$1,261,910	(6)	$2,351,799	(5)	0	$1,261,910	(6)
George Bailey	$209,078	(7)	$1,710,461	(8)	$209,078	(7)	$1,710,461	(8)	0	$209,078	(7)
Mitchell Zuckerman	$267,500	(9)	$1,299,058	(10)	$267,500	(9)	$1,299,058	(10)	0	$267,500	(9)

(1)	Consists of a $1,550,000 severance payment under Mr. Sheridan’s severance agreement and the accelerated vesting of all Performance Shares awarded to him, having a value of $2,045,246. All

Performance Shares would have vested because the stock price growth rate as of the assumed termination date exceeded the percentage increase required for both the 2009 and the 2011 Performance Share stock price growth vesting criteria.

(2)

Consists of: a $1,550,000 severance payment under Mr. Sheridan’s severance agreement, accelerated vesting of all Performance Shares awarded to him, having a value of $2,045,246, and accelerated vesting of restricted stock shares (other than Performance Shares) having a value of $2,112,721.

(3)	Consists of accelerated vesting of his restricted stock shares (other than Performance Shares) having a value of $2,112,721.

(4)

Consists of a $1,535,248 termination payment under Mr. Woodhead’s service agreement, accelerated vesting of all Performance Shares awarded to him, having a value of $1,460,906, and vesting of other restricted stock shares during the six month period commencing December 31, 2007, having a value of $1,261,910.

Though Mr. Woodhead is not entitled to a lump sum payment upon termination without cause, he must be given 12 months’ prior notice of such termination and be paid compensation for that period. See the description of this agreement above, under “Employment and Related Agreements.” The Company has assumed, however, that he would have received a lump sum termination payment equal to the sum of his 2007 salary and 2007 annual cash incentive bonus on the assumed termination date to provide a reasonable estimate of the aggregate payments he would have received over 12 months.

All of Mr. Woodhead’s Performance Shares would have vested because the stock price growth rate as of the assumed termination date exceeded the percentage increase required for both the 2009 and the 2011 Performance Share stock price growth vesting criteria.

Under Mr. Woodhead’s service agreement, his other restricted stock and stock options would continue to vest for a period of six months after either party provides notice of termination to the other party. The Company has included the value of these unvested restricted stock shares as of December 31, 2007 to provide a reasonable estimate of the benefit of this additional vesting. No stock options held by him vest during this time period.

(5)	Consists of accelerated vesting of his restricted stock shares (other than Performance Shares) having a value of $2,351,799.

(6)

Consists of vesting of other restricted stock shares during the six month period commencing December 31, 2007, having a value of $1,261,910. See Footnote 4 above for an explanation of this amount. Mr.Woodhead’s service agreement does not distinguish a termination by him for “good reason” from a termination by him “without good reason.” If he terminates his employment for any or no reason, he must provide the Company with 6 months’ prior notice. See the description of this agreement above, under “Employment and Related Agreements.”

(7)

Consists of a $209,078 termination payment to Mr. Bailey. Under a continuing requirement of an otherwise expired employment agreement, the Company and Mr. Bailey must provide each other with six months’ prior notice of any termination of his employment with the Company. During this period, he is entitled to receive his base salary in regular installments. The Company has assumed, however, that he would have received a lump sum termination payment equal to one-half of his 2007 base salary on the assumed termination date to provide a reasonable estimate of the aggregate payments he would have received over six months.

(8)	Consists of and accelerated vesting of restricted stock shares having a value of $1,710,461.

(9)

Consists of a $267,500 termination payment to Mr. Zuckerman. Under a continuing requirement of an otherwise expired employment agreement, the Company and Mr. Zuckerman must provide each other with six months’ prior notice of any termination of his employment with the Company. During this period, he is entitled to receive his base salary in regular installments. The Company has assumed, however, that he would have received a lump sum termination payment equal to one-half of his 2007 salary on the assumed termination date to provide a reasonable estimate of the aggregate payments he would have received over six months.

(10)	Consists of accelerated vesting of restricted stock shares having a value of $1,299,058.

Outstanding Equity Awards At Fiscal Year-End Table

Name	OPTION AWARDS							STOCK AWARDS
	Number of Securities Underlying Unexercised Options(#) Exercisable		Number Of Securities Underlying Unexercised Unearned Options(#) Unexerciseable		Equity Incentive Plan Awards: Number Of Securities Underlying Unexercised Unearned(#)	Option Exercises Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
William F. Ruprecht	93,334		0		0	$18.875	2/24/10	34,147	(3)	$1,301,001	300,000	(8)	$11,430,000
President and Chief	10,000		0		0	$19.75	2/24/10	12,500	(4)	$476,250
Executive Officer	37,500		0		0	$8.65	8/5/13	57,500	(5)	$2,190,750
	60,000		25,000	(2)	0	$15.51	8/5/14	18,706	(6)	$712,699
								59,089	(7)	$2,251,290
								57,277	(9)	$2,182,254
William S. Sheridan	0		0		0			5,153	(10)	$196,329	53,681	(8)	$2,045,246
Executive Vice								10,000	(5)	$381,000
President and								10,074	(6)	$383,819
Chief Financial Officer								18,225	(11)	$694,373
								12,000	(12)	$457,200
Robin G. Woodhead	10,000	(13)	0		0	$8.65	8/5/13	15,621	(14)	$595,160	38,344	(8)	$1,460,906
Executive Vice								10,000	(5)	$381,000
President and Chief								7,772	(6)	$296,113
Executive, Sotheby’s								18,330	(11)	$698,373
Int’l.								10,000	(12)	$381,000
George Bailey	0		0		0			9,920	(15)	$377,952
Managing Director,								6,000	(5)	$228,600
Sotheby’s Europe								7,150	(6)	$272,415
								6,000	(16)	$228,600
								6,324	(11)	$240,944
								9,500	(12)	$361,950
Mitchell Zuckerman	0		0		0			12,890	(17)	$491,109
Chairman, Sotheby’s								7,196	(6)	$274,168
Financial Services								6,510	(11)	$248,031
								7,500	(12)	$285,750

(1)	Calculated using the Share Closing Price on December 31, 2007.

(2)	These options were granted on August 5, 2004 and vest in one-fourth increments on each of the first four anniversaries of the date of grant.

(3)

136,591 shares were issued on March 31, 2004 of which 34,148 shares vest(ed) on each of the first three anniversaries of the date of grant and 34,147 shares will vest on the fourth anniversary of the date of grant.

(4)	These shares were issued on August 5, 2004 and vest in one-fourth increments on each of the first four anniversaries of the date of grant.

(5)	These shares were issued on February 7, 2005 and vest in one-fourth increments on each of the first four anniversaries of the date of grant.

(6)	These shares were issued on February 10, 2006 and vest in one-third increments on each of the first three anniversaries of the date of grant.

(7)

78,785 shares were issued on March 27, 2006 of which 19,696 shares vest on each of the first three anniversaries of the date of grant and 19,697 shares will vest on the fourth anniversary of the date of grant.

(8)

Consists of grants of Performance Shares under the Restricted Stock Plan. If either of the pre-established objective market or financial performance criteria are met, 60% of this grant will vest on the third anniversary of the grant date and the remaining 40% of the grant will vest on the fifth anniversary of the grant date. For a detailed discussion of Performance Shares, see “Compensation Discussion and Analysis—The Elements of NEO Compensation and the Decision-Making Process—Long-Term Performance Based Equity Compensation”.

(9)

57,277 shares were issued on February 9, 2007 of which 14,319 shares vest on each of the first three anniversaries of the date of grant, and 14,320 shares will vest on the fourth anniversary of the date of grant.

(10)

20,614 shares were issued on March 31, 2004 of which 5,154 shares vested on the first and second anniversaries of the date of grant and 5,153 shares vested on the third and fourth anniversaries of the date of grant.

(11)	These shares were issued on February 9, 2007 and vest in one-third increments on each of the first three anniversaries of the date of grant.

(12)	These shares were granted on February 26, 2007 and vest in one-fourth increments on each of the first four anniversaries of the date of grant.

(13)	These options were granted on August 5, 2003 and vested in one-fourth increments on each of the first four anniversaries of the date of grant.

(14)	These shares were issued on March 31, 2004 and vested in one-fourth increments on each of the first four anniversaries of the date of grant.

(15)

39,682 shares were issued on March 31, 2004 of which 9,921 shares vested on the first and second anniversaries of the date of grant and 9,920 shares vested on the third and fourth anniversaries of the date of grant.

(16)	These shares were issued on June 16, 2006 and vest in one-fourth increments on each of the first four anniversaries of the date of grant.

(17)

51,561 shares were issued on March 31, 2004 of which 12,891 shares vested on the first anniversary of the date of grant and 12,890 shares vested on the second, third and fourth anniversaries of the date of grant.

Option Exercises and Stock Vested in 2007 Table

Name	OPTION AWARDS		STOCK AWARDS
	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)
William F. Ruprecht
President and Chief Executive Officer	224,166	$7,055,821	123,197	$5,241,987
William S. Sheridan
Executive Vice President and Chief Financial Officer	16,250	$544,651	15,190	$616,077
Robin G. Woodhead
Executive Vice President and Chief Executive, Sotheby’s International	10,000	$218,557	24,511	$1,052,876
George Bailey
Managing Director, Sotheby’s Europe	18,750	$700,705	18,495	$801,456
Mitchell Zuckerman
Chairman, Sotheby’s Financial Services	10,000	$369,690	16,488	$732,881

Pension Benefits

All references in this pension section to the “Company” or “Sotheby’s” are deemed also to refer to to Sotheby’s, a wholly-owned United Kingdom subsidiary.

Sotheby’s maintains a funded defined benefit pension plan for its employees who are residents of the United Kingdom and who were employed by the Company before April 1, 2004. The Company makes periodic cash contributions to fund this plan. Mr. Bailey and Mr. Woodhead are the only Named Executive Officers who participate in the plan.

The table above summarizes the value of the benefits under this plan for each of them:

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of Years of Credited Service(#)	Present Value of Accumulated Benefit (#)	Payments During Last Fiscal Year($)
George Bailey	Sotheby’s Pension Scheme	27 years and 11 months	£1,370,000	0
Robin G. Woodhead	Sotheby’s Pension Scheme	9 years and 8 months	£ 325,000	0

The number of years of service in column (c) above and present values in column (d) above were calculated as of September 30, 2007, which was the pension plan measurement date used for financial statement reporting purposes with respect to the Company’s audited financial statements for the year ended December 31, 2007. The present values of the accumulated benefits for Mr. Woodhead and Mr. Bailey were calculated using the same valuation method and assumptions as used for financial statement reporting purposes, except that no allowance has been made in the amounts above for future salary growth or for leaving service prior to retirement. For further information on the assumptions used in the pension valuation, please refer to Note O to the Company’s audited Consolidated Financial Statements for the year ended December 31, 2007, as included in the Company’s Annual Report on Form 10-K, filed with the SEC on February 27, 2008. The pensionable salary used to calculate the benefits for Mr. Woodhead is restricted to a maximum of £112,800 for the 2007-2008 tax year, as discussed below.

As of September 30, 2006, the present value of Mr. Bailey’s accumulated benefits was £1,532,000 and the aggregate present value of Mr. Woodhead’s accumulated benefits was 351,000. The reduction in the present value of benefits from the Sotheby’s Pension Scheme over the year was therefore £162,000 for Mr. Bailey and £26,000 for Mr. Woodhead.

Standard pension benefits at normal retirement age (age 65) under the plan for employees contributing 4% of salary are 1/60th of the employee’s final pensionable salary for every year of service up to a maximum of 40 years. For participants contributing 2% of salary, the benefits accrue at half the rate indicated above. Benefits are paid monthly commencing at retirement. The compensation covered by the plan is the employee’s pensionable earnings (subject to the limitation described below), which includes Salary, but excludes Bonus and Other Annual Compensation disclosed in the Summary Compensation Table.

The plan also provides for a benefit upon death while employed in the amount of four times the employee’s base salary at the time of death plus the refund of the employee’s contributions to the plan and also provides for a pension of 33 1/3% of the employee’s base salary at the date of death to be paid to the employee’s spouse, or proportionately less if the employee has elected to contribute at the reduced rate.

Members may opt at retirement to take up to 25% of the value of their benefits as a tax-free cash lump sum, with their pension being reduced accordingly.

Members may elect to retire with a reduced pension at any age from age 50. This is subject to the consent of Sotheby’s UK if retirement is before age 60. The pension would be reduced by 4% compounded annually to reflect early payment. For benefits accrued up to March 31, 2004 this reduction only applies to retirement below age 60. Both Mr. Woodhead and Mr. Bailey have reached age 50 (but not age 60) and are therefore eligible for early retirement.

Through April 5, 2006, U.K. tax regulations limited the pensionable salary with respect to which pension benefits may be based for members of the pension plan who became participants after 1989. Under the new tax rules effective April 6, 2006, this statutory earnings cap no longer applies. However, a plan-specific earnings cap was introduced that mirrors the previous cap, and is £112,800 for the 2007- 2008 tax year. This amount is expected to increase in line with UK price inflation in future years.

Non-Qualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
William F. Ruprecht	$222,500	$257,500	$493,152	$0	$2,960,612
President and Chief Executive Officer
William S. Sheridan	$167,500	$92,500	$343,905	$0	$1,831,683
Executive Vice President and Chief Financial Officer
Robin G. Woodhead	n/a	n/a	n/a	n/a	n/a
Executive Vice President and Chief Executive, Sotheby’s International
George Bailey	n/a	n/a	n/a	n/a	n/a
Managing Director, Sotheby’s Europe
Mitchell Zuckerman	$41,100	$93,500	$370,606	$0	$1,331,425
Chairman, Sotheby’s Financial Services

For the following United States-focused benefits discussion, the term “Company” also refers to Sotheby’s, Inc., a wholly-owned subsidiary of Sotheby’s, as well as other Company domestic subsidiaries.

Retirement Savings Plan

The Sotheby’s, Inc. Retirement Savings Plan, or 401(k) plan, is the primary retirement benefit offered to all United States employees of the Company. Participants are provided a Company matching contribution of up to 6% of eligible compensation and are also eligible to share in Company profit sharing contributions to the 401(k) plan if the Compensation Committee, in its discretion, declares a profit sharing contribution for that year. The maximum profit sharing percentage is 4% of eligible compensation.

Deferred Compensation Plan

The Company’s non-employee directors, NEOs and other senior executives in the United States are eligible to participate in the Sotheby’s, Inc. Deferred Compensation Plan, effective January 1, 2007, which allows the tax-free deferral of a portion of annual compensation.

United States federal tax law limits the total annual contributions for companies and their employees to 401(k) plans. Participants in the Deferred Compensation Plan may elect by written agreement to reduce their current salary or director fee payments by deferring a portion of their salary or fees. Employees may defer up to 80% of their base salary under the plan and all or part of their annual cash incentive bonus and/or their EBP cash awards. Participants may choose among various investment crediting options that track a portfolio of various deemed investment funds selected by the Compensation Committee. Account balances are maintained in a rabbi trust that provides benefit security by sheltering assets in the event of a change-in-control of the Company and certain other situations. Plan liabilities are financed through the trust using Company-owned variable life insurance and other investments.

The Company provides a matching allocation of up to 6% of the participant’s eligible compensation and participants, including NEO’s, are also eligible to share in Company profit sharing allocations if the Compensation Committee, in its discretion, declares a profit sharing contribution under the 401(k) plan for that year.

All employee elective deferrals and Company matching and profit sharing allocations to the Deferred Compensation Plan are reduced by the amount of plan year employee and Company contributions to the 401(k) plan.

The Summary Compensation Table that precedes this discussion contains information regarding the amounts allocated for 2007.

Equity Compensation Plans

The following table provides information as of December 31, 2007 with respect to shares of the Company’s common stock that may be issued under its existing equity compensation plans, including the Stock Option Plan, the Restricted Stock Plan and the Sotheby’s 1998 Stock Compensation Plan for Non-Employee Directors, as amended and restated effective May 7, 2007, as amended:

Plan Category	(A)	(B)	(C)
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(3)
	(In thousands, except per share data)
Equity compensation plans approved by shareholders	3,248	$16.64	3,954
Equity compensation plans not approved by shareholders	—	—	—

Total	3,248	$16.64	3,954

(1)	Includes 2,286,016 shares of common stock awarded under the Restricted Stock Plan on which the restrictions have not yet lapsed.

(2)	The weighted-average exercise price does not take into account 2,286,016 shares of common stock awarded under the Restricted Stock Plan, which have no exercise price.

(3)

Includes 3,347,499 shares of common stock available for future issuance under the Restricted Stock Plan, 523,000 shares available for issuance under the 1997 Stock Option Plan and 84,000 shares available for issuance under the director stock compensation plan.

COMPENSATION OF DIRECTORS

The following table provides compensation details regarding the Company’s compensation program for its non-employee directors. Mr. Ruprecht and Mr. Woodhead do not appear in this table as they are employees of the Company and do not receive any fees or other compensation for their service as Company directors.

Although the non-employee director compensation year commences on the date of the annual meeting of shareholders and ends on the next annual meeting date (May to May), the cash payments and stock awards listed in the table below represent cash payments and stock awards for 2007 service only in compliance with the disclosure requirements for this table.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(2)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)		Total ($)
Michael I. Sovern	$281,412		$24,176	(3)	0	$0	$0	$0		$305,588
Michael Blakenham	$29,208		$36,346	(4)	0	$0	$0	$11,681		$77,235
Steven B. Dodge	$30,065	(1)	$0	(1)	0	$0	$0	$0		$30,065
Duke of Devonshire	$26,247		$36,346	(4)	0	$0	$0	$141,720	(6)	$62,593
Allen Questrom	$37,520		$36,346	(4)	0	$0	$0	$2,475		$76,341
Donald M. Stewart	$40,020		$36,346	(4)	0	$0	$0	$4,810		$81,176
Robert A. Taubman	$43,645		$36,346	(4)	0	$0	$0	$8,576		$88,567
Dennis M. Weibling	$46,145		$36,346	(4)	0	$0	$0	$803		$83,294
Diana Taylor (7)	$23,292		$24,176	(4)	0	$0	$0	$198		$47,666
John Angelo (8)	$23,792		$24,176	(4)	0	$0	$0	$198		$48,166

(1)

This amount represents payments to Mr. Dodge for the period from January 1, 2007 to May 6, 2007, the date on which he ceased service as a director, and includes an $11,314 cash payment in lieu of a payment of Company common stock under the Directors Plan (as defined below) to which he was entitled; Mr. Dodge waived payment in shares.

(2)

Consists of awards in the form of shares of common stock or Deferred Stock Units pursuant to the Company’s 1998 Stock Compensation Plan for Non-Employee Directors, as amended and restated (the “Directors Plan”). Calculated using the Closing Share Price on the business day immediately proceeding the date of grant.

(3)

Though Mr. Sovern is a non-employee director, he has not historically participated in the Directors Plan, instead receiving the indicated cash fee. See “Certain Relationships and Related Transactions” below. For 2007, Mr. Sovern elected to receive stock instead of cash for a portion of his 2007 compensation in an amount equal to the stock paid to other non-employee directors under the Directors Plan. The difference between Mr. Sovern’s “Total” compensation in this table and the annual fee listed under “Certain Relationships and Related Transactions” below was primarily caused by the timing of Mr. Sovern’s election to receive such stock.

(4)	These amounts represent Deferred Stock Units earned during 2007 by each director.

(5)	Except as otherwise noted, these amounts consist of dividend equivalent rights earned on Deferred Stock Units during 2007.

(6)	This amount includes a $130,039 fee for providing consulting services to the Company. See Certain Transactions and Relationships” below.

(7)	Ms. Taylor became a director of the Company in April 2007.

(8)	Mr. Angelo became a director of the Company in April 2007.

Non-Employee Director Equity Compensation

Under the Directors Plan, the Company issues $45,000 ($35,000 prior to the amendment of this plan in November 2007) in shares of common stock annually to each non-employee director, to be paid quarterly based on the closing price per share on the business day immediately preceding the regular quarterly issuance date. A director may elect to defer all or a portion of this common stock payment and receive Deferred Stock Units that accrue dividend equivalents in the form of additional Deferred Stock Units. Upon a director’s termination of Board service, the Deferred Stock Units held by the director will be settled on a one-for-one basis in shares of common stock.

Non-Employee Director Cash Compensation

Other than Mr. Sovern prior to February 2008, each non-employee director receives a $25,000 annual cash payment, payable quarterly, and a per meeting fee of $1,500 for all Board and Board Committee meetings attended. In addition, the Company pays an annual fee of $12,500 to the Chairman of the Audit Committee and an annual fee of $7,500 to the Chairman of the Compensation Committee. Prior to November 2007, the per meeting fee was $1,000 and the Audit Committee Chairman’s and Compensation Committee Chairman’s annual fees were $10,000 and $5,000, respectively. See “Certain Relationships and Related Party Transactions—Specific Relationships and Related Party Transactions” below for a discussion of certain changes in February 2008 to Mr. Sovern’s compensation package.

Non-Employee Director Deferral of Compensation

Effective as of January 1, 2007, each non-employee director is eligible to defer up to 100% of director cash compensation in accordance with the terms of the Company’s Deferred Compensation Plan. Unlike Company employees, non-employee directors are not eligible to receive matching or profit-sharing allocations from the Company with respect to their deferred compensation.

Director Stock Ownership and Holding Policy

In order to increase the alignment of non-employee director interests with shareholder interests, the Board of Directors of Sotheby’s has adopted policies with respect to stock ownership by non- employee directors, effective as of February 27, 2007. The Board believes that this approach is consistent with good corporate governance principles as it demonstrates the willingness of directors to allow a portion of their compensation to be “at risk” as evidence of their commitment to the Company’s long term success.

1. Non-employee directors are required to own shares of Sotheby’s common stock or Deferred Stock Units, as defined in the Directors Plan having a fair market value equal to at least $125,000, which is five times the current annual cash payment made to non-employee directors.

2. To the extent that any existing non-employee director does not meet this ownership requirement as of the effective date, such director is permitted a period of up to five years to meet this ownership requirement. Any non-employee director first elected to the Board of Directors after this policy’s effective date will be permitted a period of up to five years to meet this ownership requirement.

3. To the extent that a non-employee director received shares of common stock under the Directors Plan, that director may neither sell nor otherwise transfer any such shares until the earlier of: (i) the expiration of a period of three years from the date of the issuance of those shares to that director, and (ii) the date on which the director terminates his or her service on the Board.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors of Sotheby’s has reviewed and discussed the Compensation Discussion and Analysis appearing in the Proxy Statement section titled “Compensation of Executive Officers” with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is respectfully submitted by the Compensation Committee.

Robert S. Taubman (Chairman)
John M. Angelo
Donald M. Stewart

REPORT OF THE AUDIT COMMITTEE

The audit committee of the Board of Directors of the Company is composed of four independent directors, each of whom meets the criteria for “independence” under applicable rules of the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange, and operates under a written charter adopted by the Board of Directors. As set forth in its charter, which is available through the following hyperlink, http://www.sothebys.com/about/investorrelation/corpGovernance.html, the Audit Committee (among other responsibilities) oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management is primarily responsible for the Company’s internal controls and for preparing the Company’s financial statements contained in the Company’s public reports. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for expressing opinions on the Company’s consolidated financial statements and on the effectiveness of the Company’s internal control over financial reporting in accordance with the Standards of the Public Company Accounting Oversight Board.

The Audit Committee has reviewed and discussed with each of management and Deloitte & Touche LLP, as appropriate, the Company’s audited consolidated financial statements, the effectiveness of the Company’s internal control over financial reporting and, finally, Deloitte & Touche LLP’s opinions on, respectively, the Company’s audited consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting. In addition, the Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees.” The Audit Committee has received the written disclosures from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed Deloitte & Touche LLP’s independence with that firm. The Audit Committee has concluded that Deloitte & Touche is “independent” from both the Company and management within the meaning of applicable requirements of the SEC and the Public Company Accounting Oversight Board.

Based on the foregoing considerations, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended December 31, 2007 be included in the Company’s 2007 Annual Report for filing with the SEC.

This report is respectfully submitted by the Audit Committee of the Board of Directors.

Dennis M. Weibling (Chairman)
Michael Blakenham
Allen Questrom
Diana L. Taylor

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of equity securities with the SEC. Officers, directors, and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file

Based solely upon a review of Forms 3 and Forms 4 furnished to the Company pursuant to Rule 16a-3 under the Exchange Act during the Company’s most recent fiscal year, and Forms 5 with respect to the Company’s most recent fiscal year, the Company believes that all such forms required to be filed pursuant to Section 16(a) were timely filed as necessary, by the executive officers, directors and security holders required to file same during the fiscal year ended December 31, 2007, except that due to a clerical oversight, the Company on behalf of William F. Ruprecht failed to report timely on Form 4 an August 2007 tax withholding transaction related to the vesting of restricted stock that reduced his stock ownership by 13,687 shares, which was promptly reported after discovery of the error.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Specific Relationships and Related Party Transactions

Through February 2008, the Company paid Mr. Sovern an annual fee of $310,000 for his eighth year of service as Chairman of the Board and as a director of the Company. For this past contract year, he elected to take $35,000 of this amount in common stock pursuant to the Directors Plan, reducing his cash compensation to $275,000. The cash amount was payable in equal monthly installments. Commencing in February 2008, Mr. Sovern will be paid in the same manner as all other directors, receiving an annual cash fee, stock or deferred units under the Directors Plan, and Board and committee attendance fees. In addition, he will be paid $75,000 annually for his service as Chairman of the Board. See “Compensation of Directors.”

The Duke of Devonshire, the Deputy Chairman of the Company, provides consulting services to the Company and is paid £65,000 per year for such services, which equaled $130,039 for 2007. A subsidiary of the Company paid Chatsworth House Trust, of which the Duke of Devonshire is a director, approximately £50,000 ($100,030) to conduct an exhibition at Chatsworth in 2007 and has agreed to pay an additional £112,000 ($224,067) for facility fees and commissions in connection with this event. During 2008, a Company subsidiary will pay Lismore Castle Arts, of which the Duke is a 49% partner, a facility fee of 5,000 Euros ($6,849) for auction promotional activities at Lismore Castle, Ireland.

From time to time, officers, directors and principal shareholders of the Company and members of their immediate families purchase or sell property through the Company at public auction or in private transactions in the ordinary course of business. In addition, the Company may engage in various business transactions in the ordinary course of business with and make charitable contributions to museums and other arts organizations for which Company directors serve as trustees or directors.

Related Party Transactions Policy

Until February 2008, the Board of Directors relied upon the requirements of Delaware law and certain internal guidelines and procedures to identify, review and approve or ratify Company transactions with related parties, such as those described in the immediately preceding section. “Related parties” under SEC rules include executive officers, directors, director nominees, the immediate family and certain other affiliates of the foregoing. The Board viewed these overlapping requirements and procedures as a reasonable method for identify and evaluating related party transactions, without the need for a formal specific written policy in this area.

As a Delaware corporation, Sotheby’s is required to adhere to Section 144 of the Delaware General Corporation Law concerning transactions of a Delaware corporation with its directors and officers. The law provides that related party transactions are not void or voidable if:

•	The material facts regarding the interested party’s relationship to or interest in the transaction are known or disclosed to the board or relevant committee or shareholders and, acting in good faith (i) a majority of disinterested directors (even if less than a quorum) of the board or relevant committee approve the transaction, or (ii) the shareholders entitled to vote on the matter approve the transaction; or

•	The transaction is fair to the corporation when authorized, approved or ratified by the board, relevant committee or shareholders.

Sotheby’s Code of Business Conduct and Ethics requires that all Company employees, including executive officers, must report potential conflicts of interest to the Company’s Worldwide Director of Compliance. The Board of Directors also reviews related party transactions in the context of making annual independence determinations regarding directors. The Company obtains information to assist the Board in these determinations in part pursuant to Directors and Officers Questionnaires completed annually by all directors, director nominees and executive officers.

In a recent review of its approach to related party transactions, the Company determined that it should adopt a specific written policy to enhance and streamline its procedures. Effective February 2008, the Board adopted the Sotheby’s Related Party Transactions Policy. This policy does not supersede the Company’s obligations under Delaware law and its Code of Business Conduct and Ethics described above, but is intended to supplement those obligations. The Board has delegated the power to administer, enforce and modify this policy to its Nominating and Corporate Governance Committee. This policy requires that the committee approve or ratify Company transactions in which a related party or 5% or greater Company shareholder has a material direct or indirect financial interest.

Any executive officer or director who learns of a potential or existing related party transaction must report it to the Company’s Worldwide General Counsel or his designee, who will determine whether the transaction should be referred to the Nominating and Corporate Governance Committee for action. For pre-approval of transactions only, the committee Chairman is authorized to act for the committee between its regularly scheduled meetings. In reviewing a transaction, the committee (or its Chairman) will consider the following, among other possible factors:

•	The entire fairness of the transaction to the Company

•	The magnitude of the benefit for the related party

•	The feasibility of alternative transactions

•	How the benefits to the related party compare to similar transactions conducted at arms’-length by the Company

•	The potential disqualification of a director or director nominee from being deemed “independent” under NYSE rules and applicable legal or other requirements

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP has been the independent registered public accounting firm for the Company since 1983. The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as the independent registered public accounting firm for 2008. Although shareholder approval of the appointment is not required by law and is not binding on the Audit Committee, the Committee will take the appointment of Deloitte & Touche LLP under advisement if such appointment is not approved by the affirmative vote of a majority of the votes cast at the Meeting.

The Company expects that representatives of Deloitte & Touche LLP will be present at the Meeting and will be afforded an opportunity to make a statement if they desire to do so. The Company also expects such representatives of Deloitte & Touche LLP to be available at that time to respond to appropriate questions addressed to the officer presiding at the Meeting.

Independent Registered Public Accounting Firm’s Fees

The following table summarizes the aggregate fees billed to Sotheby’s by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the "Deloitte Entities") for the years ended December 31, 2007 and 2006:

	2007	2006
Audit Fees (a)	$3,216,441	$3,359,473
Audit-Related Fees (b)	182,653	594,779
Tax Fees (c)	377,095	414,067
All Other Fees (d)	—	17,000

Total	$3,776,189	$4,385,319

(a)

Fees for audit services billed in 2007 and 2006 consisted of: the annual audit of the Company’s consolidated financial statements, including Sarbanes-Oxley Act, Section 404 attestation and financial reporting consultations, as well as statutory and regulatory audits; and reviews of the Company’s quarterly financial statements.

(b)	Fees for audit-related services billed in 2007 and 2006 related to financial accounting and reporting consultations and employee benefit plan audits.

(c)	Fees for tax services billed in 2007 and 2006 consisted of tax compliance and tax planning and advice consisting of:

•

Fees for tax compliance services totaled $318,034 and $313,773 in 2007 and 2006, respectively. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document and compute, amounts to be included in tax filings and consisted of: federal, state and local income tax return assistance; assistance with tax return filings in certain foreign jurisdictions; value added tax; and assistance with domestic and foreign tax audits and appeals.

•

Fees for tax planning and advice services totaled $59,061 and $100,294 in 2007 and 2006, respectively. Tax planning and advice are services rendered with respect to proposed transactions or that alter a transaction to achieve a tax compliant result. Such services consisted of: tax advice related to new foreign ventures and tax advice for certain executives.

(d)	All other fees consist of Board Education Services and business advisory services in 2006.

	2007	2006
Ratio of Tax Planning and Advice Fees and All Other Fees to Audit Fees, Audit-Related Fees and Tax Compliance Fees	0.02:1	0.03:1

In considering the nature of the services provided by the Deloitte Entities, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent registered public accounting firm and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

The Audit Committee has established a policy requiring the pre-approval of all audit and non-audit services provided to the Company by the Deloitte Entities. The policy provides for pre-approval of audit, audit related and tax services specified by the Audit Committee. The Audit Committee may delegate to one or more of its members authority to pre-approve permitted services, consisting of audit services, audit related services and tax services. Any pre-approval decision made by such designated member(s) shall be reported to the Audit Committee at its next regularly scheduled meeting.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM RATIFICATION PROPOSAL.

PROPOSALS OF SECURITY HOLDERS

Any shareholder proposal intended to be included in the Proxy Statement for the annual meeting to be held in 2009 must be received by the Secretary of the Company at 1334 York Avenue, New York,

New York 10021 by the close of business on December 10, 2008. If the date of such meeting is changed by more than 30 days from the date such meeting is scheduled to be held, the proposal must be received by the Company at a reasonable time before the solicitation of proxies for such meeting is made. Proposals should be sent to the attention of the Secretary. A person may submit only one proposal for inclusion in the proxy materials, and under certain circumstances enumerated in the Securities and Exchange Commission’s rules relating to the solicitation of proxies, the Company may be entitled to omit the proposal and any statement in support thereof (which in the aggregate may not exceed 500 words in length) from its proxy statement and form of proxy.

SUPPLEMENTAL FINANCIAL INFORMATION

Use of Non-GAAP Financial Measures in CD&A

GAAP refers to generally accepted accounting principles in the United States of America. Included in the CD&A in this Proxy Statement are financial measures presented in accordance with GAAP and also on a non-GAAP basis.

EBITDA

EBITDA, as presented in the CD&A, is a supplemental measure of the Company’s performance that is not required by, or presented in accordance with, GAAP. EBITDA is not a measure of the Company’s financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity.

The Company defines EBITDA as net income, excluding income tax expense (benefit), net interest expense and depreciation and amortization expense. The Company cautions users of its financial statements that amounts presented in accordance with its definition of EBITDA may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate EBITDA in the same manner. Management believes that EBITDA provides an important supplemental measure of the Company’s performance and believes that it is a measure frequently used by securities analysts, investors and other interested parties in the evaluation of the Company. Management also utilizes EBITDA in analyzing the Company’s performance. A reconciliation of EBITDA to net income in accordance with GAAP is presented in the “Overview” sections of the Company’s Annual Report on Form 10-K for the period ended December 31, 2007.

Adjusted Net Income

The Company defines adjusted net income as net income excluding an impairment loss and insurance recovery related to Noortman Master Paintings, B.V. and a gain recognized on the sale of land and buildings (net of taxes), all of which were recorded in the first quarter of 2007.

The following is a reconciliation of net income to adjusted net income for the years ended December 31, 2007 and 2006:

	Twelve Months Ended December 31,		$ Increase/ Decrease	% Increase/ Decrease
	2007	2006
GAAP Net Income	$213,139	$107,049	$106,090	99%
Adjustments:
Insurance recovery	(20,000)	—	(20,000)	n/a
Impairment loss	14,979	—	14,979	n/a
Gain on sale of land and buildings	(3,326)	—	(3,326)	n/a

Adjusted Net Income	$204,792	$107,049	$97,743	91%

APPENDIX A

SOTHEBY’S
PEER GROUP COMPANIES

Group 1—Similar Financial Profile Companies

Ametek, Inc.
Amphenol Corp.
Anchor BanCorp Wisconsin, Inc.
Brady, Corp.
Bucyrus International, Inc.
Certegy, Inc.
Coherent, Inc.
Courier Corp.
Cypress Semiconductor Corp.
Dade Behring Holdings Inc.
Excel Technology, Inc.
Fairpoint Communications, Inc.
First Financial Holdings, Inc.
Franklin Electric Co, Inc.
Gaylord Entertainment Co.
Harte Hanks, Inc.
Heartland Financial USA, Inc.
Heico Corp.
Horizon Health Corp.
Hyperion Solutions Corp.
IDEX Corp.
ITLA Capital Corp.
Kaydon Corp.
Komag Inc.
Massey Energy Co.
MRO Software, Inc.
Mykrolis Corp.
Pall Corp.
Parker Drilling Co.
Rayonier, Inc.
Republic Bancorp, Inc.
Savient Pharmaceuticals, Inc.
Titanium Metals Corp.
Trico Marine Services Inc.
United Community Financial Corp.
Viasys Healthcare Inc.
X-Rite Inc.

Group 2—Typical Benchmark Companies

Adesa, Inc.
Borders Group
Dicks Sporting Goods
eBay, Inc.
GameStop
Greg Manning Auctions
Guitar Center
Petco Animal Supplies
Priceline.com Inc.
Tiffany & Co.
Vertrue, Inc.
Weight Watchers International

Group 3—Carriage Trade Companies

Affiliated Managers Group.
BKF Capital Group
Eaton Vance
Friedman, Billings, Ramsey
National Financial Partners
Neiman-Marcus Group
Nordstrom
Phoenix Companies
Saks
Tiffany & Co.
Westwood Holdings Group

Group 4—Professional Services Companies

Watson Wyatt & Co Holdings
Navigant Consulting, Inc.
Fti Consulting, Inc.
Arbitron, Inc.
Corporate Executive Board Co.
Diamondcluster International, Inc.
Huron Consulting Group, Inc.
Interpublic Group
Perot Systems Corp.
Anteon International Corp.
Gtech Holdings Corp.
Keane, Inc.
Mantech International Corp.
Vertrue, Inc.
Korn/Ferry International

Group 5—Apparel Companies

BEBE Stores Inc
Columbia Sportswear Co
Perry Ellis International, Inc.
Haggar Corp.
Liz Claiborne, Inc.
Phillips-Van Heusen Corp.
Polo Ralph Lauren
Quiksilver, Inc.
Tommy Hilfiger Corp.

A-1

The Board of Directors recommends a vote FOR Proposals 1 and 2. If no direction is given, the shares will be voted FOR Proposals 1 and 2.
Such shares will be voted in the proxies’ discretion upon any other business that may properly come before the meeting.							Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

		FOR all Nominees listed (except those listed below) ☐	WITHHOLD AUTHORITY to vote for all Nominees ☐			FOR ☐	AGAINST ☐	ABSTAIN ☐
1.	Election of Directors			2.	Ratification of the appointment of Deloitte & Touche LLP as independent auditors for 2008.

Election by holders of common stock of 01 John M. Angelo 02 Michael Blakenham 03 The Duke of Devonshire 04 Allen Questrom 05 William F. Ruprecht 06 Michael I. Sovern 07 Donald M. Stewart 08 Robert S. Taubman 09 Diana L. Taylor 10 Dennis M. Weibling and 11 Robin G. Woodhead as directors.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

To withhold authority to vote for any individual nominee, mark the box at right above and write that nominee’s name on the space provided below.

Signature			Signature		Date
Please sign exactly as name appears hereon and date. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in full partnership name by authorized person.

Ù FOLD AND DETACH HERE Ù

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/bid Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

SOTHEBY’S
COMMON STOCK
PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS - MAY 6, 2008

The undersigned hereby appoints each of MICHAEL I. SOVERN, WILLIAM F. RUPRECHT and WILLIAM S. SHERIDAN attorneys, with full power of substitution, to represent the undersigned at the annual meeting of shareholders of Sotheby’s, on Tuesday, May 6, 2008, at the office of Sotheby’s, 1334 York Avenue, New York, New York, at 11:00 a.m., local time, and at any adjournment or postponement thereof, and to vote at such meeting the shares of common stock that the undersigned would be entitled to vote if personally present in accordance with the following instructions and to vote in their judgment upon all other matters that may properly come before the meeting and any adjournment or postponement thereof.

If at least one of the above named Proxies shall be present in person or by substitution at such meeting or at any adjournment or postponement thereof, said Proxy or Proxies, as the case may be, so present and voting, either in person or by substitution, shall exercise all of the powers hereby given. The undersigned hereby revokes any proxy heretofore given to vote at such meeting.

(Continued and to be SIGNED and dated on the reverse side.)
Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

Dear Shareholders of Sotheby’s:

Enclosed you will find materials regarding the Company’s 2008 Annual Meeting of Shareholders. The notice of the Annual Meeting and proxy statement describe the formal business to be transacted at the meeting, as summarized on the attached proxy card.

Whether or not you expect to attend the Annual Meeting, please complete and return promptly the attached proxy card in the accompanying envelope, which requires no postage if mailed in the United States. As a shareholder, please remember that your vote is important to us. We look forward to hearing from you.

For Certain Sotheby’s Employees Who Are Retirement Savings Plan Participants: The attached proxy card covers all shares for which you have the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Company’s Retirement Savings Plan (the “Plan”). The attached proxy card, when properly executed, will be voted as directed as long as the proxy card is received by Mellon Investor Services no later than May 1, 2008. If no direction is given to the Trustee by such date, the Trustee will vote your shares held in the Plan in the same proportion as votes received from other participants in the Plan.

You can now access your Sotheby’s account online.

Access your Sotheby’s shareholder/stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Sotheby’s, now makes it easy and convenient to get current information on your shareholder account.

• View account status • View certificate history • View book-entry information	• View payment history for dividends • Make address changes • Obtain a duplicate 1099 tax form • Establish/change your PIN

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